As filed with the Securities and Exchange Commission on January 27, 2025.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MEDICAL EXERCISE INC.

(Exact name of registrant as specified in its charter)

Florida

(State or other jurisdiction of incorporation or organization)

8049

(Primary Standard Industrial Classification Code Number)

93-3572456

(I.R.S. Employer Identification Number)

11951 US-1, Suite 105, North Palm Beach FL 33408, Telephone: (561) 772-3853

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

7901 4th St N STE 300, St. Petersburg, FL 33702, Telephone: (850) 807-4500

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

 Copy of communications to:
Scott D. Olson Esq., 274 Broadway, Costa Mesa, CA 92627, Telephone: (310) 985-1034

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on the date as the commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED JANUARY 27, 2025

PROSPECTUS
MEDICAL EXERCISE INC.
A Florida Corporation

2,222,000 Shares of Common Stock of Medical Exercise Inc.

This prospectus relates to 2,222,000 shares of common stock of Medical Exercise Inc., a Florida corporation, which may be resold by selling stockholders named in this prospectus. The shares were acquired by the selling shareholders directly from us in private offerings that were exempt from registration requirements of the Securities Act of 1933 (the “Securities Act”). We have been advised by the selling stockholders that they may offer to sell all or a portion of their shares of common stock being offered in this prospectus from time to time. The selling stockholders will sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Markets’ OTCQB, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The primary affiliates of our company, Matthew Degelman, (our Director, President, Secretary and Treasurer), and Max Lemos (Director, and Vice President) will not be selling their shares of our common stock in this offering. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market. We will not receive any proceeds from the resale of shares of common stock by the selling stockholders. We will pay for expenses of this offering.

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 3 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is January 27, 2025.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

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PROSPECTUS SUMMARY

Our Business

We are a health and wellness company with the objective of developing into a multi-unit health clinic service business. The company was established to pursue opportunities in the physical rehabilitation segment of the health and wellness industry. Medical Exercise Inc. owns a pain clinic (www.medx.clinic) that recently closed, with the intention of relocating. This clinic is located in the city of North Palm Beach, in the state of Florida.

Information contained on our website does not form part of this prospectus. We were incorporated on September 21, 2023, under the laws of the State of Florida. Its United States registered office is located at 7901 4th St N STE 300, St. Petersburg, FL, 33702. Our principal executive offices are located at 11951 US-1, Suite 105, North Palm Beach, FL, 33408. The telephone number for our executive office is (561)772-3853.

Number of Shares Being Offered

This prospectus covers the resale by the selling stockholders named in this prospectus of up to 2,222,000 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act. The selling stockholders will sell their shares of our common stock at $0.10 per share until our common stock is quoted on the OTC Markets’ OTCQB, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. The primary shareholders of our company, Matthew Degelman, (our Director, President, Secretary and Treasurer), and Max Lemos (Director, and Vice President) will not be selling their shares of our common stock in this offering. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Please see the Plan of Distribution section at page 20 of this prospectus for a detailed explanation of how the shares of common stock may be sold.

Number of Shares Outstanding

There were a total of 12,222,000 shares of our common stock issued and outstanding as at September 30, 2024.

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements from September 21, 2023 (date of inception) to the fiscal year ended March 31, 2024 and our interim unaudited financial statements for the six-month period ended September 30, 2024 and 2023, including the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis” beginning on page 36 of this prospectus.

SUMMARY TABLE

Statements of Operations Data (Unaudited):

	For the Three	Inception	For the Six	Inception
	Months Ended	Through	Months Ended	Through
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023

Revenues	$-	$-	$1,294	$-

Cost of revenues	-	-	445	-

Operating profit	-	-	849	-

Operating expenses:
Compensation expense	7,582	-	33,232	-
Advertising	20	-	5,416	-
Depreciation and amortization	2,944	-	5,811	-
Impairment of property and equipment	-	-	3,799	-
Selling, general and administrative expenses	51,377	-	75,166	-
Total operating expenses	61,923	-	123,424	-

Loss from operations	(61,923)	-	(122,575)	-

Other income (expense):
Gain on sale of property and equipment	389	-	389	-
Total other income, net	389	-	389	-

Net loss	$(61,534)	$-	$(122,186)	$-

Balance Sheet Data:

	September 30,	March 31,
	2024	2024
	(Unaudited)
Cash	$12,257	$10,657
Working capital deficit	$(134,342)	$(126,342)
Total assets	$82,099	$84,685
Total liabilities	$146,599	$136,999
Accumulated deficit	$(270,200)	$(148,014)
Total stockholders' deficit	$(64,500)	$(52,314)

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We have only commenced our business operations with our first clinic as of February 2024 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, our business may fail.

The Company was initially formed on September 21, 2023 and has only begun to commence operations with our first clinic, which took place in February 2024. We ceased operations in June 2024, with the intention of relocating to a higher traffic location. Therefore, the company has a relatively limited operating history. There can be no assurance at this time that the Company will operate profitably or that it will have adequate working capital to meet its obligations as they become due. The Company believes that its success at this stage will depend in large part on its ability to (i) Successfully raise capital in future private placement share offerings (ii) Establish and operate additional clinics that provide positive cash flow and present opportunities for value enhancement (iii) Manage daily operations of future acquisitions profitably, given all of the risks. The Company has incurred operating losses in the initial stages of its business which may continue into the foreseeable future. The Company may not be successful in addressing the aforementioned risks, which may have a substantial adverse affect upon the Company’s business.

Our prospects are subject to the risks and expenses encountered by start up companies, such as uncertainty regarding level of future revenue and inability to budget expenses and manage growth accordingly, and inability to access sources of financing when required and at rates favourable to us. Our limited operating history and the highly competitive nature of the health and wellness industry make it difficult or impossible to predict future results of our operations. We may not develop a clinic business(s) that will make us profitable, which might result in the loss of some or all of your investment in our common stock.

The fact that we are in the early development of our company and that we have only generated limited revenue since our incorporation raises substantial doubt about our ability to continue as a going concern, as indicated in our independent auditors’ opinion in connection with our audited financial statements.

We are in the development stage and have generated limited revenues since our inception on September 21, 2023. Since we are still in the early stages of developing our company and because of the lack of significant business operations as at March 31 2024, our independent registered public accounting firm’s audit opinion includes an explanatory paragraph about our ability to continue as a going concern. We will, in all likelihood, continue to incur operating expenses without significant revenues until we become fully operational with our first clinic, which we intend to reopen in the near future. Between November 15, 2023 and August 31, 2024, we raised $45,700 through the sale of shares of our common stock. Our primary source of funds to date has been the sale of our common stock and advances from our President, Matthew Degelman. If we cannot identify and develop profitable clinics in the near future, we will not be able to general any significant revenues or income. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent registered public accounting firm’s audit opinion on the financial statements for the period ended March 31, 2024.

No assurance of profitability

The health and wellness industry is very competitive and dependent upon the acceptance of the Company’s service offerings and the effectiveness of its marketing program to maintain and attract customers. There can be no assurance that our business plan will be successful or result in earning substantial revenues or profit or that investors will not lose their entire investment.

We will need additional capital for expansion, which may or may not be available.

We will need additional funds to reopen our first clinic and develop new clinics, including funds for construction, tenant improvements, furniture, fixtures, equipment, training of employees, permits, and other expenditures.

In the future, we may seek additional equity or debt financing to provide funds so that we can develop additional clinics and/or to pay down debt.  Such financing may not be available or may not be available on satisfactory terms.  If financing is not available on satisfactory terms, we may be unable to realize our business expansion plans. While debt financing will enable us to add more clinics than we otherwise would be able to add, debt financing increases expenses and is limited as to availability due to our past financial results, and we must repay the debt regardless of our operating results.  Future equity financings will likely result in dilution to our stockholders, and that dilution could be significant.

We face risks associated with the planned future expansion of our operations.

Management has determined that the success of our business strategy depends on our ability to expand the number of our clinics on an ongoing basis.  Our success also depends on our ability to operate and successfully manage our daily operations.  Our ability to expand successfully will depend upon a number of factors, including the following:

●	the availability and cost of suitable clinic locations for development;

●	the hiring, training, and retention of additional management and clinic personnel;

●	the availability of adequate financing;

●	the continued development and implementation of management information systems;

●	competitive factors; and,

●	general economic and business conditions.

Increased construction costs and delays resulting from governmental regulatory approvals, strikes, or work stoppages, adverse weather conditions, and various acts of God may also affect the opening of new clinics in the future.  Newly opened clinics may operate at a loss for a period following their initial opening.  The length of this period will depend upon a number of factors, including the time of the year the clinic is opened, the sales volume, and our ability to control costs.

We may not successfully achieve our expansion goals. Additional clinics that we develop may not be profitable. In addition, the opening of additional clinics in an existing market may have the effect of drawing customers from and reducing the sales volume of our existing clinics in those markets.

Failure to respond to change

If the Company fails to introduce new treatments and services in the clinics we may own and operate in the future and streamline its services to coincide with customer demand and preferences, customers may forego the use of the Company’s services and use those of competitors. To remain competitive, the Company must continue to enhance and improve its clinics’ products and services offerings. If competitors introduce new products and services, or if new industry standards and practices emerge, there is a risk that the company may not successfully adapt accordingly to meet customer shifting demands.

Our target market for our clinic business in which the Company intends to compete is intensely competitive.

We compete with a variety of established competitors in this market. These competitors may have longer operating histories, greater name recognition, established customer bases, and substantially greater financial, technical and marketing resources than the Company. The Company believes that the principal factors affecting competition in its proposed market include degree of name recognition (goodwill), ability to differentiate its product and service offerings, developing aesthetic and pleasing clinic interiors, maintaining a high level of customer service and customer satisfaction, and the ability to effectively respond to changing customer needs and preferences. Currently, there are no significant proprietary or other barriers of entry that could keep potential competitors from developing product and service offerings and providing competing services in the Company’s market.

There can be no assurance that the Company will be able to compete successfully in the future, or that future competition will not have a material adverse effect on the business, operating results and financial condition of the Company.

Potential for indebtedness

There is no assurance that the Company will not incur debt in the future, that it will have sufficient funds to repay its indebtedness or that the Company will not default on its debt, jeopardizing its business viability. Furthermore, the Company may not be able to borrow or raise additional capital in the future to meet the Company’s needs or to otherwise provide the capital necessary to conduct its business.

Our assets may become impaired due to changing and adverse economic conditions.

Our assets may become impaired due to changing economic conditions. When we encounter a “triggering” event, decide to close a clinic, or perform a periodic review of our marginally performing locations in the future, we may have to record appropriate asset impairment charges if necessary.  The amount of impairment charges and the allocation of goodwill, if any, is based upon assessments of current and future economic conditions and their estimated impact on our ability to recover our investment in long-lived assets.  Even in strong economic conditions, there can be conditions or local situations that might require the recording of asset impairment charges.  In the future, we intend to perform periodic asset impairment tests and as a result, it is possible that we will record future asset impairment charges.

We anticipate that we may incur significant debt in the future, and we may be unable to meet the associated debt obligations over time.

We anticipate that we may incur significant indebtedness in the future in connection with our growth strategy. As of September 30, 2024, we had long-term debt of $108,667 in the form of shareholders’ advances which is all current. However, in the process of financing future clinics, we may incur debt which may include financial covenants which may limit the amount we can further borrow. If we fail to meet any financial covenants, our lenders could call their loans immediately.  There can be no assurance we will continuously meet these covenants in the future. We anticipate that the assets of all of the clinics which we may acquire in the future will be pledged directly or indirectly to secure our debt obligations.

Our future borrowings may involve substantial interest expense.

Our borrowings may result in interest expense that may restrict our ability to operate profitably and increase financial risk. Additionally, current interest rates are at historically low levels.  If interest rates were to increase, our interest costs would also increase, adding further risk and uncertainty. We must make these interest payments regardless of our operating results.

The Company’s success is substantially dependent on the performance of its executive officers and key employees.

The immediate loss of the services of any members of our senior management team, without a reasonable period of transition, could have a material adverse effect on our business. We do not maintain any life insurance on these senior executives. Given the Company’s early stage of development in the Clinic industry, the Company is dependent on its ability to retain and motivate high quality personnel. Although the Company believes it will be able to attract, retain and motivate qualified personnel for such purposes, an inability to do so could materially adversely affect the Company’s ability to market, sell, and enhance its products and services. The loss of one or more of its employees or the Company’s inability to hire and retain other qualified employees could have a material adverse effect on the Company.

Uninsured losses

There is no assurance that the Company will not incur uninsured liabilities and losses as a result of the conduct of its proposed business. The Company plans to maintain comprehensive liability and property insurance at customary levels. The Company will also evaluate the availability and cost of business interruption insurance when necessary. However, should uninsured losses occur, the shareholders could lose their invested capital.

The Company may have liabilities to affiliated or unaffiliated lenders

These liabilities would represent fixed costs which would be required to be paid regardless of the level of profitability experienced by the Company. There is no assurance that the Company will be able to pay all of its liabilities. Furthermore, the Company is always subject to the risk of litigation from customers, employees, suppliers or others because of the nature of its business. Litigation could cause the Company to incur substantial expenses and, if cases are lost, judgments and awards could add to the Company’s costs.

Our Directors and Officers may not be able to devote sufficient time

Our Directors and Officers may not be able to devote sufficient time to our business affairs, which may negatively affect our ability to conduct our ongoing operations and our ability to generate revenues. As Directors of Medical Exercise Inc., the role of Mr. Matthew Degelman and Mr. Max Lemos is to ensure all private placement funding is conducted in accordance with all securities legislation; that all accounting functions are complete and accurate and prepared in a timely fashion; and, to ensure all Federal and State public filings are complete and accurate.

Because our Officers, Directors and Principal Shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.

Our Officers and Directors and their affiliates, in the aggregate, beneficially own approximately 82% of issued and outstanding shares of our common stock. As a result, they have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our Officers, Directors and Principal Shareholders control the company, investors will not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we can issue additional common shares, purchasers of our common stock may incur immediate dilution and may experience further dilution.

We are currently authorized to issue up to 100,000,000 common shares, of which 12,222,000 are issued and outstanding at the time of this prospectus. Our board of directors has the authority to cause our company to issue additional shares of common stock without the consent of any of our shareholders. Consequently, our shareholders may experience more dilution in their ownership of our company in the future.

Risks Related to the Industry

Lack of Consumer Confidence

The health and wellness industry faces the daily risk that the quality of its product and service may not be 100% consistent and as a result customers may be lost. There can be no assurance that the Company will be able to consistently maintain customer confidence in its product services on a daily basis and entirely eliminate the risk of customer loss. If the Company’s efforts are unsuccessful, it could have a material adverse effect on the Company’s business, financial condition and the results of operations.

We face risks associated with changes in general economic and political conditions that affect consumer spending.

Adverse economic conditions and any related decrease in discretionary spending by our customers may have an adverse effect on our revenues and operating results. When the economy struggles, our customers may become more apprehensive about the economy and reduce their level of discretionary spending.  We believe that a decrease in discretionary spending could impact the frequency with which our customers choose to seek treatment, thereby decreasing our revenues.

We face risks that affect the health and wellness industry in general.

A variety of factors over which we have no control may affect the ownership and operation of clinics.  These factors include adverse changes in national, regional, or local economic or market conditions; increased costs of labour or products; fuel, utility, and energy and other price increases; competitive factors; the number, density, and location of competitors; and changing demographics, traffic patterns, and consumer tastes, habits, and spending priorities.

Third parties may file lawsuits against us based on discrimination, personal injury, claims for injuries, or other claims.  Our business could be adversely affected by publicity about product quality, illness, injury, other health and safety concerns or operating issues at one clinic or a limited number of clinics operated under the same name, whether or not we actually own or manage the clinics in question.  We cannot predict any of these factors with any degree of certainty.  Any one or more of these factors could have a material adverse effect on our business.

Employees may file claims or lawsuits against us based on discrimination or wrongful termination or based upon their rights created by the state laws wherein we do business. These claims or lawsuits could result in unfavourable publicity and could have a material adverse effect on our business.

We face rising insurance costs.

The cost of insurance (workers compensation insurance, general liability insurance, health insurance, and directors and officers’ liability insurance) has risen significantly in the past few years and is expected to continue to increase in 2025.  We may be unable to make the improvements in our operations to mitigate the effects of increased frequency and higher costs.

We face intense competition.

The health and wellness industry in general is highly competitive with respect to price, service, and product type and quality.  Clinic operators also compete for attractive clinic sites and qualified clinic personnel and managers.  Our clinics will compete with a large number of other clinics, including national and regional clinic chains and franchised clinic systems, as well as with locally owned, independent clinics.  Many of our competitors have greater financial resources, more experience, and longer operating histories than we possess.

We face risks associated with government regulation.

The health and wellness industry is subject to extensive licensing and regulation by the state and local departments and bureaus of, health, sanitation, and fire and to periodic review by the state and municipal authorities for areas in which the clinics are located.  Primarily, the company must comply with very stringent health regulations imposed on the business and its operations designed to protect the public or its ability to operate will be restricted. Some jurisdictions may impose restrictions, licensing requirements, or prohibitions on the company’s products and services.  In addition, we are subject to local land use, zoning, building, planning, and traffic ordinances and regulations in the selection and acquisition of suitable sites for constructing new clinics.  Delays in obtaining, or denials of, or revocation or temporary suspension of, necessary licenses or approvals could have a material adverse impact on our development of clinics.

Various Federal, State, and local laws affect our business.  The development and operation of clinics depend to a significant extent on the selection and acquisition of suitable sites.  These sites are subject to zoning, land use, environmental, traffic, and other regulations of state and local governmental agencies.  City ordinances or other regulations, or the application of such ordinances or regulations, could impair our ability to construct clinics in desired locations and could result in costly delays.

The delay or failure to obtain or maintain any licenses or permits necessary for operations could have a material adverse effect on our business.  In addition, an increase in the minimum wage rate, employee benefit costs, costs of installing fixtures or accommodations for handicapped individuals or other costs associated with employees could adversely affect our business.  We also are subject laws and regulations that, among other things, may require us to install certain fixtures or accommodations in new clinics or to renovate existing clinics to meet federally mandated requirements.

At present, the Company does not anticipate that any potential restrictions or licensing requirements in its target markets will hinder its ability to operate successfully. However, no assurance can be made that in the future new restrictions, prohibitions or licensing requirements will not arise which would materially adversely affect the Company’s business, operating results, and financial condition of the Company.

Litigation could have a material adverse effect on our business.

Litigation is common in the health and wellness industry. We may from time to time be the subject of complaints or litigation from clients alleging treatment related illness, injury, or other product quality, health, or operational concerns.  We may be adversely affected by publicity resulting from such allegations regardless of whether such allegations are valid or whether we are liable.  We are also subject to complaints or allegations from former or prospective employees from time to time.  A lawsuit or claim could result in an adverse decision against us that could have a material adverse effect on our business.

Risks Associated with Our Common Stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to apply to have our common stock quoted on the OTC Markets OTCQB upon the effectiveness of this registration statement of which this prospectus forms a part. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Markets OTCQB or, if traded, that a public market will materialize. If our common stock is not quoted on the OTC Markets OTCQB or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of heir investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time-to-time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies, which may materially adversely affect the market price of our common stock.

Because we do not intend to pay any dividends on our common shares, investors seeking dividend income or liquidity should not purchase shares in this offering.

We do not currently anticipate declaring and paying dividends to our shareholders in the near future. It is our current intention to apply net earnings, if any, in the foreseeable future to increasing our working capital. Prospective investors seeking or needing dividend income or liquidity should, therefore, not purchase our common stock. We currently have no revenues and a history of losses, so there can be no assurance that we will ever have sufficient earnings to declare and pay dividends to the holders of our shares, and in any event, a decision to declare and pay dividends is at the sole discretion of our board of directors, who currently do not intend to pay any dividends on our common shares for the foreseeable future.

Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit the development of a liquid public market for our stock and may limit a stockholder’s ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we develop a public market for our shares, our shares would be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. These additional requirements may have the effect of limiting the development of a public trading market, reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect our ability to develop a public trading market for our shares and may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and may limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low.

Legal and Regulatory Risks

We are subject to laws of the United States and foreign jurisdictions relating to individually identifiable information and personal health information, and failure to comply with those laws, whether or not inadvertent, could subject us to legal actions and could materially adversely affect our business, financial condition and results of operations.

Our digital platforms will receive, process, transmit and store personal health information relating to identifiable individuals. Consumer demand for personalized experiences, through mobile applications, and our strategy to focus on digital health solutions for our products may increase the volume of identifiable individual information we receive on our platforms and through our products. We will also receive, process, transmit and store information relating to identifiable individuals in our capacity as an employer. As a result, we may be subject to United States (both federal and state) and foreign jurisdiction laws and regulations designed to protect both individually identifiable information and personal health information, including HIPAA and its regulations, and the GDPR. The GDPR includes, and a growing number of legislative and regulatory bodies elsewhere in the world have adopted, consumer notification requirements in the event of unauthorized access to or acquisition of certain types of personal data. These breach notification laws continue to evolve and include jurisdiction-specific obligations. Complying with these obligations could cause us to incur substantial costs and could increase negative publicity surrounding any incident that compromises personal data.

These and other related laws have been subject to frequent changes, and new legislation in this area may be enacted at any time. Changes to existing laws, introduction of new laws in this area or failure to comply with existing laws that are applicable to us may subject us to, among other things, additional costs or changes to our business practices, liability for monetary damages, fines and/or criminal prosecution, unfavourable publicity, restrictions on our ability to obtain and process information and allegations by our customers and consumers that we have not performed our contractual obligations, any of which could materially adversely affect our business, financial condition and results of operations.

Trademark infringement, patent infringement or other intellectual property claims relating to our products could increase our costs.

Our industry is susceptible to litigation regarding trademark and patent infringement and other intellectual property rights. We could become a plaintiff or defendant in litigation involving trademark or patent infringement claims or claims for breach of a franchise agreement. The prosecution or defense of intellectual property litigation is both costly and disruptive of the time and resources of our management, regardless of the claim’s merit. We could also be required to pay substantial damages or settlement costs to resolve intellectual property litigation or related matters.

We may not be able to successfully acquire intellectual property rights, protect existing rights, or potentially prevent others from claiming that we have violated their proprietary rights. We could incur substantial costs in defending against such claims even if they are without basis, and we could become subject to judgments or settlements requiring us to pay substantial damages, royalties or other charges.

We could be subject to periodic litigation, product liability risk and other regulatory proceedings, which could result in unexpected expense of time and resources.

From time to time, we may be a defendant in lawsuits and regulatory actions relating to our business or the former operations. Due to the inherent uncertainties of litigation and regulatory proceedings, we cannot accurately predict the ultimate outcome of any such proceedings. An unfavourable outcome could have a material adverse effect on our business, financial condition and results of operations. In addition, any significant litigation in the future, regardless of its merits, could divert management’s attention from our operations and may result in substantial legal costs.

Our business is exposed to potential false advertising and other related claims, which could adversely affect our financial condition and performance.

The nature of our business involves a risk of exposure under U.S. (both federal and state) laws and regulations related to false advertising. A false advertising claim or related judgment against us could result in substantial and unexpected expenditures, affect consumer or customer confidence in our products and services, and divert management’s time and attention from other responsibilities. Although we intend to maintain product and general liability insurance, there can be no assurance that the type or level of coverage we have is adequate (or will apply to the claim at hand) or that we will be able to continue to maintain our existing insurance or obtain comparable insurance at a reasonable cost, if at all. A false advertising or other judgment against us and related negative publicity could have a material adverse effect on our reputation, results of operations and financial condition.

We may in the future be subject to claims and lawsuits alleging that our products and services fail to provide accurate measurements and data to our users.

Some components of our proposed digital platform may be used to track and display various information about users’ activities. We anticipate new features and functionality in the future, as well. We believe that we have done, and will continue to do, everything we can to ensure accuracy of measurements in our digital system, but as with all such systems, there is always the risk that there may be an unintentional software design issue that results in measurements being inaccurately reported. We may receive reports made against us alleging that our products do not provide accurate measurements and data to users, including claims asserting that certain features of our products do not operate as advertised. Such reports and claims may result in negative publicity and may require us to expend time and resources to defend litigation. If our products fail to provide accurate measurements and data to users, or if there are reports or claims of inaccurate measurements, claims of false advertisement, or claims of inaccuracy regarding the overall health benefits of our products and services in the future, we may become the subject of negative publicity, litigation, including class action litigation, regulatory proceedings, and warranty claims, and our brand, operating results, and business could be harmed.

Government regulatory actions could disrupt our marketing efforts and product sales.

U.S. federal, state and local governmental authorities, including the Federal Trade Commission, the Consumer Product Safety Commission, and the Consumer Financial Protection Bureau, regulate our product and marketing efforts. Our revenue and profitability could be significantly harmed if any of these authorities commence a regulatory enforcement action that interrupts our marketing efforts, results in a product recall or negative publicity, or requires changes in product design or marketing materials.

Failure or inability to protect our intellectual property could significantly harm our competitive position.

Protecting our intellectual property is and will be an essential factor in maintaining our competitive position in the health industry. Failure to maximize or to successfully assert our intellectual property rights could impact our competitiveness. We rely on trademark, trade secret, patent and copyright laws to protect our intellectual property rights. Many factors bear upon the exclusive ownership and right to exploit intellectual properties, including, without limitation, prior rights of third parties and non-use and/or nonenforcement by us and/or related entities. While we make efforts to develop and protect our intellectual property, the validity, enforceability and commercial value of our intellectual property rights may be reduced or eliminated. We cannot be sure that our intellectual property rights will be maximized or that they can be successfully asserted. There is a risk that we will not be able to obtain and perfect our own intellectual property rights or, where appropriate, license intellectual property rights necessary to compete successfully within the marketplace for our products. We cannot be sure that these rights, if obtained, will not be invalidated, circumvented or challenged in the future. If we do not, or are unable to, adequately protect our intellectual property, then we may face difficulty in differentiating our products from those of our competitors and our business, operating results and financial condition may be adversely affected.

Risks Related to Our Financial Condition

There is substantial doubt about our ability to continue as a going concern.

Our auditor’s report on our financial statements include an explanatory paragraph that substantial doubt exists as to whether we can continue as an ongoing business. Since our Officers may be unwilling or unable to loan or advance additional capital to us, we believe that if we do not raise additional capital within 12 months of the effective date of this registration statement, we may be required to suspend or cease the implementation of our business plans. You may be investing in a Company that will not have the funds necessary to continue to deploy its business strategies. See “Audited Financial Statements – Report of Independent Registered Accounting Firm.”

As the Company has substantial doubt as to whether the Company can continue as a going concern, it may be more difficult for the Company to attract investors.

We are a development stage company. the company anticipates operating expenses will increase, and we may never achieve profitability.

The Company anticipates increases in its operating expenses, without realizing increased revenues from its website. Within the next 12 months, these increases in expenses will be attributed to the cost of (i) start-up costs, (ii) website development, (iii) advertising, (iv) legal and accounting fees at various stages of operation, (v) hiring employees.

In funding its planned acquisition as well as the design and development of its website and marketing program, the Company will incur significant financial losses in the foreseeable future. There is no history upon which to base any assumption as to the likelihood that the Company will prove successful. We cannot provide investors with any assurance that our marketing program will be successful or that we will be able to grow the business of Medical Exercise Inc. If we are unable to address these risks, there is a high probability that our business will fail, which will result in the loss of your entire investment.

Failure to raise additional capital to fund future operations could harm our business and results of operations.

Our current operating funds are not adequate for corporate existence over the next twelve months. We will require significant capital over the next twelve months, for the implementation of our marketing program. If we are not successful in maintaining and growing the business, we may require additional financing to sustain business operations. The Company’s cash balance as of March 31, 2024, and September 30, 2024, was $10,657 and $12,257 respectively. We will require additional financing in order to maintain its corporate existence and to implement our business plans and strategy. Currently, we do not have any arrangements for financing and can provide no assurance to investors that we will be able to obtain financing when required. No assurance can be given that the Company will obtain access to capital markets in the future or that financing, adequate to satisfy the cash requirements of implementing our business strategies, will be available on acceptable terms. The inability of the Company to gain access to capital markets or obtain acceptable financing could have an adverse effect upon the results of its operations and upon its financial conditions.

Risks Related to This Offering

We may incur significant costs to be a public company to ensure compliance with u.s. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the Securities and Exchange Commission. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain Director and Officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of Directors or as executive Officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

The lack of public company experience of our management team could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Our President, Matthew Degelman, lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by Sarbanes-Oxley Act of 2002. Our President has never been responsible for managing a publicly traded company. Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our management may not be able to implement programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements, including establishing and maintaining internal controls over financial reporting. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our company.

Our Vice-President has a full-time job, which may interfere with his responsibilities to us.

Max Lemos, our Vice-President, has a full-time job elsewhere. Mr. Lemos has the flexibility to work on Medical Exercise Inc. up to 20 hours per week. It is possible that our plan of operations may be materially delayed due to his limited work schedule with us.

We depend on uncompensated executives to implement our business plan.

We have not paid any salary to Mr. Degelman and Mr. Lemos for their services to the Company. We intend to compensate them when we generate significant revenues. However, there is no guarantee that we will be able to generate significant revenues, or the executive will stay in the Company until it generates revenues. If the executives choose to leave the Company, our plan of operations will be materially delayed.

Our future success is dependent, in part, on the performance and continued service of our president. without his continued service, we may be forced to interrupt or eventually cease our operations.

We are presently dependent to a great extent upon the experience, abilities and continued services of our President, Matthew Degelman. We currently do not have an employment agreement with Mr. Degelman. The loss of his services could have a material adverse effect on our business, financial condition or results of operation.

Investing in the company is a highly speculative investment and could result in the loss of your entire investment.

A purchase of the offered shares is significantly speculative and involves significant risks. The offered shares should not be purchased by any person who cannot afford the loss of his or her entire purchase price. The business objectives of the Company are also speculative, and we may be unable to satisfy those objectives. The shareholders of the Company may be unable to realize a substantial return on their purchase of the offered shares, or any return whatsoever, and may lose their entire investment in the Company. For this reason, each prospective purchaser of the offered shares should read this prospectus and all of its exhibits carefully and consult with their attorney, business advisor and/or investment advisor.

We are a development stage company and do not anticipate paying dividends in the foreseeable future.

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

The declaration, payment and amount of any future dividends will be made at the discretion of the board of Directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors as the board of Directors considers relevant. There is no assurance that future dividends will be paid, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

We are an “emerging growth company,” and any decision on our part to comply only with certain reduced disclosure requirements applicable to “emerging growth companies” could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with the revised accounting standards.

Because we have elected to defer compliance with new or revised accounting standards, our financial statement disclosure may not be comparable to similar companies.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. This allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of our election, our financial statements may not be comparable to companies that comply with public company effective dates.

Our status as an “emerging growth company” under the jobs act of 2012 may make it more difficult to raise capital as and when we need it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

Because our common stock is not registered under Exchange Act, as amended, we will not have reporting obligations under regulation 13d and regulation 13g.

In addition, so long as our common shares are not registered under the Exchange Act, our Company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which requires the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than five (5%) of the class.

Because our common stock is not registered under the Exchange Act, as amended, we will not have reporting obligations under section 14(d) of the Exchange Act, as amended.

In addition, so long as our common shares are not registered under the Exchange Act, our Company will not be subject to the reporting requirements required under Section 14(D) of the Exchange Act.  The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer.  A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time.  This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

Any issuance of shares of our common stock or senior securities in the future could have a dilutive effect on the value of our existing shareholders’ shares.

If we raise additional funds through the issuance of equity securities or debt convertible into equity securities, the percentage of stock ownership by our existing stockholders would be reduced. In addition, such securities could have rights, preferences, and privileges senior to those of our current stockholders, which could substantially decrease the value of our securities owned by them. Depending on the share price we are able to obtain, we may have to sell a significant number of shares in order to raise the necessary amount of capital. Our stockholders may experience dilution in the value of their shares as a result.

If significant business or product announcements by us or our competitors cause fluctuations in our stock price, an investment in our stock may suffer a decline in value.

The market price of our Common Stock may be subject to substantial volatility as a result of announcements by us or other companies in our industry, including our collaborators and competitors. Announcements that may subject the price of our Common Stock to substantial volatility include announcements regarding:

●	our operating results, including the amount and timing of revenue generation; and,

●	significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors.

As a result, we believe that period-to-period comparisons of our results of operations are not meaningful and should not be relied upon as any indication of future performance. Due to all of the foregoing factors, it may be that in some future year or quarter our operating results will be below the expectations of public market analysts and investors. In that event, the price of our Common Stock would likely be materially adversely affected.

There is no assurance of a public market or that our common stock will ever trade on a recognized exchange. Therefore, you may be unable to liquidate your investment in our stock.

There is no established public trading marketing for our Common Stock and there can be no assurance that one will ever develop. Market liquidity will depend on the perception of our operating business and any steps that our management might take to bring us to the awareness of investors. There can be no assurance given that there will be any awareness generated. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. As a result, holders of our securities may not find purchasers for our securities should they to sell securities held by them. Consequently, our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

Securities analyst may not initiate coverage of our shares or may issue negative reports, which may adversely affect the trading prices of the shares.

We cannot assure you that securities analysts will cover our company. If securities analysts do not cover our company, this lack of coverage may adversely affect the trading price of our shares. The trading market for our shares will rely in part on the research and reports that securities analysts publish about us and our business. If one or more of the analysts who cover our company downgrades our shares, the trading price of our shares may decline. If one or more of these analysts ceases to cover our company, we could lose visibility in the market, which, in turn, could also cause the trading price of our shares to decline. Further, because of our small market capitalization, it may be difficult for us to attract securities analysts to cover our company, which could significantly and adversely affect the trading price of our shares.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

We have not declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the growth and development of our business. In addition, the terms of any future debt agreements may preclude us from paying dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain for the foreseeable future.

Our common stock is considered a ‘penny stock’, which may be subject to restrictions on marketability, so you may not be able to sell your shares.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of Common Stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our Common Stock. As long as our shares of Common Stock are subject to the penny stock rules, the holders of such shares of Common Stock may find it more difficult to sell their securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, as amended, that involve substantial risks and uncertainties. Forward-looking statements present our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements involve risks and uncertainties and include statements regarding, among other things, our projected revenue growth and profitability, our growth strategies and opportunity, anticipated trends in our market and our anticipated needs for working capital. They are generally identifiable by use of the words “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. These statements may be found under the sections entitled “Prospectus Summary,” “Risk Factors,” and “Business,” as well as in this prospectus generally. In particular, these include statements relating to future actions, prospective products, market acceptance, future performance or results of current and anticipated products, sales efforts, expenses, and the outcome of contingencies such as legal proceedings and financial results.

Examples of forward-looking statements in this prospectus include, but are not limited to, our expectations regarding our business strategy, business prospects, operating results, operating expenses, working capital, liquidity and capital expenditure requirements. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for our products and services, the cost, terms and availability of components, pricing levels, the timing and cost of capital expenditures, competitive conditions and general economic conditions. These statements are based on our management’s expectations, beliefs and assumptions concerning future events affecting us, which in turn are based on currently available information. These assumptions could prove inaccurate. Although we believe that the estimates and projections reflected in the forward-looking statements are reasonable, our expectations may prove to be incorrect.

Important factors that could cause actual results to differ materially from the results and events anticipated or implied by such forward-looking statements include, but are not limited to:

●	changes in the market acceptance of our products and services;

●	increased levels of competition;

●	changes in political, economic or regulatory conditions generally and in the markets in which we operate;

●	our relationships with our key customers;

●	adverse conditions in the industries in which our customers operate;

●	our ability to retain and attract senior management and other key employees;

●	that we do not anticipate paying any cash dividends on our Common Stock;

●	our ability to quickly and effectively respond to new technological developments;

●	our ability to protect our trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and,

●	other risks, including those described in the “Risk Factors” discussion of this prospectus.

We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this prospectus are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

This prospectus relates to the registration of a total of 2,222,000 shares of common stock to be sold by the selling stockholders identified in this prospectus that the registrant has agreed to register under the Securities Act. None of the selling stockholders are affiliates of the Company. The 2,222,000 shares of common stock were (i) purchased by certain selling stockholders from the Company at $0.10 per share in a private placement under Regulation D and/or Regulation S of the Securities Act on or before August 31, 2024; (ii) issued to certain selling stockholders by Company in exchange for certain assets of MedX Fit Tech Inc. in September 2023; or (iii) purchased by certain selling stockholders in private transactions with Company stockholders.

Our offering price of $0.10 per share was arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company. It is not based upon an independent assessment of the value of our shares and should not be considered as such. The selling stockholders will sell their shares of our common stock at $0.10 per share until our common stock is quoted on the OTCQB Market, or listed for trading or quotation on any other public market, and thereafter at prevailing market prices or privately negotiated prices. After this registration statement is declared effective we will file the Form 8-A under the Exchange Act to become a fully reporting company. We intend to make an application for quotation, through a market maker, to file a 15c-211 with the NASD to apply to the NASD to have our shares quoted on its over the counter bulletin board quotation service following our registration statement becoming effective. As of the date of this registration statement, our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

The primary affiliate of our company, Matthew Degelman, (our Director, President and Secretary) who holds 9,000,000 common shares as of the date of this registration statement, will not be selling his shares in this offering. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholders. Please see the Plan of Distribution section at page 20 of this prospectus for a detailed explanation of how the common shares may be sold.

Determination of offering price

The selling stockholders will sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTCQB Market, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Our offering price of $0.10 per share does not have any relationship to any established criteria of value, such as book value, earning per share, past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our offering price of $0.10 per share has been arbitrarily determined by us based solely upon an increase over the prices paid by earlier investors in our company.

Our common stock is presently not traded on any market or securities exchange and, to the date of this filing, we have not applied for listing or quotation on any public market.

Use of proceeds

The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

Dilution

The issued and outstanding shares being registered have no impact on the number of shares issued and outstanding and no dilution will result from this offering. The common stock to be registered and sold by the selling stockholders is a total of 2,222,000 common shares are currently issued and outstanding to 52 stockholders. Accordingly, there will be no dilution to our existing stockholders in this case. Please refer to “Risks Associated With Our Common Stock” under Risk Factors on page 3 of this registration statement.

Dividend policy

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

Selling stockholders

The selling stockholders are offering for possible resale 2,222,000 shares of our common stock in this prospectus (the “Resale Shares”). None of the selling stockholders are affiliates of the Company. The Resale Shares were (i) purchased by certain selling stockholders from the Company at $0.10 per share in a private placement under Regulation D and/or Regulation S of the Securities Act on or before August 31, 2024; (ii) issued to certain selling stockholders by Company in exchange for certain assets of MedX Fit Tech Inc. in September 2023; or (iii) purchased by certain selling stockholders in private transactions with Company stockholders.

The Resale Shares are being registered to permit public sales of such Resale Shares.  The selling stockholders may offer the Resale Shares for resale from time to time pursuant to this prospectus.  The selling stockholders may also sell, transfer or otherwise dispose of all or a portion of their Resale Shares in transactions exempt from the registration requirements of the Securities Act or pursuant to another effective registration statement covering those shares.  We may from time to time include additional selling stockholders in amendments to this prospectus.

The following table sets forth information, as of January 24, 2024, with respect to the Resale Shares owned by each selling stockholder and the number of Resale Shares that may be offered pursuant to this prospectus.  Unless otherwise indicated below, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by it.

We do not know when or in what amounts any selling stockholder may offer shares for sale.  Because (i) the selling stockholders may offer all or some of the shares pursuant to this offering, (ii) there are currently no agreements, arrangements or understandings with respect to the sale of any of the Resale Shares, (iii) the selling stockholders may acquire additional shares from us or in the open market in the future, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided.  The column captioned “Number of Owned by Selling Stockholder After the Offering and Percent of Total Issued and Outstanding” in the following table has been prepared on the assumption that all Resale Shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders, even though the Resale Shares will continue to be owned by the selling stockholders after the offering until they are actually sold.

Name of Selling Stockholder and Position, Office or	Common Shares Owned by the Selling	Total Shares to be Registered Pursuant to	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding
Material Relationship with Medical Exercise Inc.	Stockholder	this Offering	# of Shares	% of Class
Ronald Dubois	520.000	520,000	Nil	4.3%
David Lopez	500,000	500.000	Nil	4.1%
Shaun William Erickson	500,000	500.000	Nil	4.1%
Charles Andrew Bennett	200,000	200,000	Nil	1.6%
Madcelo Dejon Sovia Dias	50,000	50,000	Nil	0%
Julia Sarmina	50,000	50,000	Nil	0%
John David Sorlie	50,000	50,000	Nil	0%
Michel Magalhaes Lemos	50,000	50,000	Nil	0%
Joy Louise Sartorelli	25,000	25,000	Nil	0%
Kimberly Chauvin	12,500	12,500	Nil	0%
Michael Kipple	12,500	12,500	Nil	0%
Adam Finnik	10,000	10,000	Nil	0%
Adrian Lucky	10,000	10,000	Nil	0%
Drew Taylor	10,000	10,000	Nil	0%
Landon Walters	10,000	10,000	Nil	0%
David Mauer	10,000	10,000	Nil	0%
Lyndon Smith	10,000	10,000	Nil	0%
Matt Spellisey	10,000	10,000	Nil	0%
Derrick Edwards	10,000	10,000	Nil	0%
Franklin Herrera	10,000	10,000	Nil	0%
Raymond Irizarry	10,000	10,000	Nil	0%
Adam Orozco	10,000	10,000	Nil	0%
Keegan Montgrand	7,000	7,000	Nil	0%
Cole Baker	5,000	5,000	Nil	0%
Roe Borgmann	5,000	5,000	Nil	0%
Joseph Allan Clarke	5,000	5,000	Nil	0%
Peyton Hogan	5,000	5,000	Nil	0%
Garret Horsman	5,000	5,000	Nil	0%
Jens Johnson	5,000	5,000	Nil	0%
Kassandra Knappett	5,000	5,000	Nil	0%
Alicia Larkin	5,000	5,000	Nil	0%
Jesse Larocque	5,000	5,000	Nil	0%
Christian Mbanza	5,000	5,000	Nil	0%
Arthur Miller	5,000	5,000	Nil	0%
Kasim Ocaya	5,000	5,000	Nil	0%
Kyle Rusnak	5,000	5,000	Nil	0%
Riley Wilson	5,000	5,000	Nil	0%
Greta Powell	5,000	5,000	Nil	0%
Matt Moore	5,000	5,000	Nil	0%
Brayden Ermel	5,000	5,000	Nil	0%
Kameron Bennett	5,000	5,000	Nil	0%
John Hashem	5,000	5,000	Nil	0%
Mitchell Thompson	5,000	5,000	Nil	0%
Mitchell Picton	5,000	5,000	Nil	0%
Landry Warnez	5,000	5,000	Nil	0%
Ryan Abuhoff	5,000	5,000	Nil	0%
Trey Bennett	5,000	5,000	Nil	0%
Parker Collins	5,000	5,000	Nil	0%
Jake Duran	5,000	5,000	Nil	0%
Orlando Victorero	5,000	5,000	Nil	0%
Total:	2,222,000

We may require the selling stockholders to suspend the sales of the Resale Shares offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being registered to allow public secondary trading by the holders of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of these shares by the selling stockholders.

The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTCQB Market, or listed for trading or quoted on any other public market, and thereafter at prevailing market prices or privately negotiated prices. Matthew Degelman, the primary affiliate of our company, will not be selling his shares as part of this offering. These sales may be at fixed or negotiated prices. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions;

(f)	combination of any aforementioned methods of sale; and,

(g)	any other method permitted pursuant to applicable law.

The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfil the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, in so far as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts, or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

The Securities and Exchange Commission has adopted regulations that define a penny stock to be any equity security that has a market price, as defined in those regulations, of less than U.S. $5.00 per share, subject to certain exceptions. Generally, for any transaction involving a penny stock, a broker-dealer is required to deliver, prior to the transaction, a disclosure schedule relating to the penny stock market as well as disclosure concerning, among other things, the commissions payable, current quotations for the securities and information on the limited market in penny stocks.  The administration requirements imposed by these rules may affect the liquidity of our common shares. Our securities will be subject to the low-priced security or so-called “penny stock” rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For any transaction involving a penny stock, unless exempt, the rule requires: (i) that a broker or dealer approve a person’s account for transactions in penny stocks; and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must: (i) obtain financial information and investment experience and objectives of the person; and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlighted form: (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is VStock Transfer, LLC with an address at 18 Lafayette Pl, Woodmere, NY, 11598.

Auditor

The Company’s independent registered public accounting firm is Salberg & Company, P.A. with an address at 2295 NW Corporate Boulevard, Suite 240, Boca Raton, FL, 33431-7326.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” As such, we will take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, the Company’s stockholders may not have access to certain information they deem important.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as it is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. ATI has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Corporate

Our registered office is located as 7901 4th Street North, Suite 300, St Petersburg, Florida and our principal business office is located at 11951 US Highway 1, Suite 105, North Palm Beach, Florida. Our telephone number is (561) 772-3853. For further information please view our official company website at www.medx.clinic Information included or referred to on, or otherwise accessible through, our website is not deemed to form a part of, or be incorporated by reference into, this prospectus.

LEGAL PROCEEDINGS

We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our Directors, Officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

All Directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The Officers of our company are appointed by our board of Directors and hold office until their death, resignation or removal from office. Our Directors and executive Officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with Our Company	Age	Date First Elected or Appointed
Matthew Degelman	President, Secretary, Treasurer, and Director	29	September 21, 2023
Max Lemos	Vice President and Director	50	May 31, 2024

Business Experience

The following is a brief account of the education and business experience of each Director and Executive Officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

●	Matthew Degelman	President, Secretary, Treasurer and Director

Mr. Degelman, 29, has been our President and a Director since inception of the corporation in 2023. From 2022 to 2023, Mr. Degelman was President and Director of MedX Fit Tech Inc. From 2014 to 2020, Mr. Degelman held various management positions at Degelman Industries in Regina, Canada.

Mr. Degelman holds a Bachelor of Administration degree from the University of Regina, Canada.

●	Max Lemos	Vice President and Director

Mr. Lemos, 50, has been our Vice President since the inception on the corporation and a Director since May 2024. From 2005 to 2022, Mr. Lemos was Development Agent for Subway in Brazil. From 2003 to present, Mr. Lemos is a Subway Clinic multi-unit operator in the State of Rio de Janeiro, Brazil. From 2000 to 2003, Mr. Lemos was a Project Manager for a leading commercial construction company in Brazil.

Mr. Lemos holds a Bachelor of Science degree in Architecture and Bachelor of Urban Planning degree from the University of Santa Ursula in Rio de Janeiro, Brazil.

Committees of the Board

We do not have a separate audit committee at this time. Our entire board of Directors acts as our audit committee.

Family Relationships

There are no family relationships among our Directors or Officers.

Involvement in Certain Legal Proceedings

Our Directors, Executive Officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or Executive Officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or,

4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of September 30, 2024 with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (2) each of our Directors, nominees for Director and named Executive Officers; and (3) all Directors and Executive Officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated.  Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, at the address of 7901 4th St N, Suite 300, St Petersburg, Florida, 33702.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Matthew Degelman	Common Stock	9,000,000	Direct	73.6%

Max Lemos	Common Stock	1,000,000	Direct	8.2%

Directors and Executive Officers (2 – as a group)	Common Stock	10,000,000		81.8%

(1)	Based on 12,222,000 shares of our common stock outstanding as of the date hereof.

Description of Common Stock

We are currently authorized to issue up to 100,000,000 shares of capital stock consisting of: 100,000,000 shares of common stock, no par value. As of September 30, 2024, 12,222,000 shares of common stock were issued and outstanding.

Common Stock

We are authorized to issue 100,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have pre-emptive rights to subscribe to additional shares if issued. There is no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We engaged the firm of Salberg & Company, PA, Certified Public Accountants, to audit our financial statements for the annual fiscal period ended March 31, 2024. There has been no change in the accountants and no disagreements with Salberg & Company, PA, Certified Public Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, Officer or employee.

EXPERTS

The financial statements of Medical Exercise Inc., included in this registration statement have been audited for the year ended March 31, 2024 by Salberg & Company, PA, Certified Public Accountants, 2295 NW Corporate Blvd., Suite 240, Boca Raton, FL, 33431-7326, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Disclosure of SEC position of indemnification for securities act liabilities

Our Articles of Incorporation provide that no director or officer shall be personally liable to our company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve: (i) a breach of the director’s duty of loyalty to our company and our stock holders, (ii) bad faith, intentional misconduct or a knowing violation of law, (iii) the payment of dividends in violation of the General Corporate Law of Florida, or (iv) any transaction from which the director derived an improper personal benefit.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Florida, directors or officers of our company for any duties or obligations arising out of any acts or conduct of the officer or director performed for or on behalf of our company. We will reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including power to defend such persons from all suits or claims as provided for under the provisions of the General Corporate Law of Florida.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Florida law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

DESCRIPTION OF PROPERTY

We do not own any real estate or other properties. The Company’s principal executive offices are located at 11951 US-1, Suite 105, North Palm Beach, Florida, 33408 and our registered office is located at 7901 4th St N, Suite 300, St. Petersburg, Florida, 33702. Our telephone number is (561) 772-3853.

DESCRIPTION OF BUSINESS

Business overview

We are an owner and operator of spinal care clinics that employ a private pay, non-insurance, cash-based model. Our mission is to enhance the quality of life through effective spinal care, leveraging Medical Exercise Inc.’s spinal strengthening technology. We aim to become the leading provider of spinal care in the markets we serve, achieving recognition as a premier brand in our industry through the strategic and focused expansion of clinics across North America and, eventually, on a global scale.

Our clinics are designed to offer modern, consumer-friendly spinal care, emphasizing accessibility and affordability. We believe in making quality spinal care accessible by offering services at prices that are competitive with industry standards and often below the co-payment levels required by insurance plans. Our clinics operate on a cash basis, meaning we do not accept insurance or Medicare, allowing us to focus solely on client care and minimizing the administrative burdens associated with insurance reimbursements.

Each clinic is strategically located in visible, accessible retail centers, with an average clinic size of approximately 1,000 to 1,200 square feet. Our clinics feature a welcoming, non-clinical atmosphere designed to enhance the client experience, distinguish us from traditional medical offices, and foster client loyalty. The clinics are equipped with an average of seven Medical Exercise Inc.’s medical strengthening machines, known for their ability to isolate and strengthen the muscles that support the spine.

We aim to offer spinal care that is not only effective but also convenient. Our clinics are open longer hours than most competitors, and we do not require appointments, making it easier for clients to receive care on their schedules. Additionally, our flexible wellness plans offer discounted pricing, encouraging routine visits and ongoing spinal health maintenance.

Medical Exercise Inc.’s Technology and Treatment

The Medical Exercise Inc.’s Lumbar and Cervical Extension Machines are central to our treatment approach. These machines are backed by extensive research and are proven to help clients strengthen their spinal muscles, even after other treatments have failed. Medical Exercise Inc.’s Therapy involves isolating and strengthening the spinal muscles, providing lasting relief from chronic back and neck pain. The technology allows for precise testing and treatment, with results documented and compared to standardized data.

Our commitment to using Medical Exercise Inc.’s technology reflects our dedication to delivering measurable, effective spinal care. By focusing on spinal strengthening, we aim to decrease pain levels, restore function, and improve the quality of life for our clients.

Medical Exercise Inc. is committed to expanding our network of spinal care clinics, enhancing the lives of clients through advanced spinal strengthening technology, and becoming a recognized leader in the spinal care industry. Our focus on accessibility, affordability, and effectiveness positions us to meet the growing demand for non-invasive, consumer-driven spinal care.

Our clinics are located principally in and around retail shopping centers and have been selected to be visible, accessible and convenient. We offer a welcoming, consumer-friendly experience that attempts to redefine the chiropractic doctor/client relationship. Many of our clinics are open seven days per week, longer hours than most of our competitors, and our clients do not need appointments. We operate a private pay, “cash” business, and we do not accept insurance reimbursement or provide Medicare covered services. We believe that our commitment to affordable pricing, convenient access and ready service delivery model will not only appeal to and attract existing consumers of chiropractic services but will also appeal to the growing market of consumers who seek alternative or non-invasive wellness care.

Services

At Medical Exercise Inc.’s Clinics, we provide specialized services aimed at effectively addressing chronic spinal pain through advanced therapeutic techniques.

Medical Exercise Inc.’s Strength Rehabilitation Program.

Our Medical Exercise Inc.’s Strength Rehabilitation Program focuses on targeted spinal reconditioning using state-of-the-art equipment and methods. Key features of our service include:

●	Functional Testing and Analysis: We assess spinal muscle function to identify any deficits. This includes isolating lumbar extensor muscles, eliminating gravitational effects, measuring soft tissue tension, and performing isometric testing across the full range of motion. Muscle fiber typing by exhaustion reaction further informs our personalized treatment plans.

●	Personalized Treatment Plans: Based on diagnostic data compared with standardized benchmarks from the University of Florida study, we develop customized therapy programs. Our goal is to decrease pain, restore spinal function, and enhance overall quality of life.

●	Advanced Therapy Equipment: We use the Medical Exercise Inc. Lumbar Extension Machine and Medical Exercise Inc.’s Cervical Extension Machine for controlled, isolated strengthening of lumbar and cervical spine muscles. These machines feature patented fixation mechanisms to ensure effective muscle training.

●	Comprehensive Testing Protocols: Our therapy machines offer specific movement amplitudes and testing positions for lumbar and cervical extension, with precise measurements taken to ensure accurate and effective treatment.

Clinic Environment

Our clinics are designed to offer a streamlined and comfortable experience:

●	Facility Layout: Each clinic will typically measure 1,000 – 1,200 square feet and include a reception area and treatment space.

●	Efficient Adjustment Process: New clients generally receive their treatment within 30 – 35 minutes, while returning clients usually spend about 15 minutes. Client records are digitally updated and securely stored in our proprietary data system, ensuring compliance with all relevant medical records security and privacy regulations.

Medical Exercise Inc.’s Clinics are dedicated to delivering effective, evidence-based treatments for chronic spinal pain, utilizing advanced technology and personalized care to achieve optimal client outcomes.

Our Industry

The spinal care industry in the United States is a significant and growing sector within the broader healthcare landscape. As back pain and spinal disorders are among the most common medical conditions affecting Americans, the demand for spinal care services continues to rise. Here’s an overview:

Prevalence of Spinal Conditions.

●	Chronic Back Pain: It is estimated that nearly 80% of adults in the U.S. will experience back pain at some point in their lives. Chronic back pain is a leading cause of disability and a common reason for missed work and healthcare visits.

●	Spinal Disorders: Conditions such as herniated discs, degenerative disc disease, spinal stenosis, and scoliosis are prevalent. These conditions often require ongoing management, which may include physical therapy, chiropractic care, medication, and sometimes surgery.

Key Segments of the Industry.

●	Chiropractic Care: Chiropractors are primary care professionals who specialize in diagnosing and treating musculoskeletal disorders, particularly those involving the spine. Chiropractic care is widely accepted and used by millions of Americans for pain relief and spinal alignment.

●	Physical Therapy: Physical therapists play a crucial role in the rehabilitation and management of spinal conditions. They design and implement individualized treatment plans to improve mobility, reduce pain, and prevent further injury.

●	Spinal Surgery: For more severe spinal conditions, surgical intervention may be necessary. Advances in minimally invasive techniques and spinal implants have improved outcomes for clients requiring surgery.

●	Pain Management: Pain management clinics offer a range of services, including injections, medication management, and alternative therapies, to help clients manage chronic spinal pain.

Market Size and Growth.

●	Market Size: The U.S. spinal care market is substantial, with estimates in the tens of billions of dollars. The market encompasses services, devices, and pharmaceuticals related to the treatment of spinal conditions.

●	Growth Drivers: The market is expected to grow due to an aging population, increased prevalence of chronic conditions, and advancements in treatment options. Additionally, greater awareness of spinal health and wellness is driving more people to seek early intervention and preventive care.

Challenges and Opportunities.

●	High Costs: Spinal care, especially surgical interventions, can be expensive. This presents a challenge for both clients and providers, particularly in managing costs while maintaining high-quality care.

●	Insurance and Reimbursement: Navigating insurance coverage and reimbursement for spinal care can be complex, impacting both access to care and financial sustainability for providers.

●	Opportunities for Growth: The industry has opportunities for growth through innovations in treatment, expanding access to care, and enhancing client experience. There is also potential for growth in preventive care and wellness-focused services.

Overall, the spinal care industry in the United States is a dynamic and evolving field, driven by the increasing need for effective management of spinal conditions and the continuous development of new technologies and treatment methods.

Our Competitive Strengths

We believe the following competitive strengths have contributed to our initial success and will position us for future growth:

Higher Price Point Model.

We offer a higher price point model that reflects our commitment to premium quality and advanced technology. This approach allows us to provide specialized, state-of-the-art care while maintaining a reputation for excellence. By focusing on high-end services and technology, we ensure that our clients receive the best possible treatment for their spinal health.

Price and Convenience.

Our pricing strategy, combined with our focus on non-acute care and our avoidance of insurance or Medicare reimbursement, allows us to offer a competitive alternative to traditional providers. While we maintain a higher price point, we ensure that our services reflect superior quality and advanced therapeutic techniques. Our clinics are not burdened by the operational and administrative costs associated with insurance claims, allowing us to pass on the benefits of our premium model to our clients.

Retail, Consumer-Driven Approach.

We aim to drive awareness of our brand by strategically locating our clinics at high-visibility retail centers and convenience points. Our strong, recognizable brand and targeted marketing initiatives are designed to attract clients and stimulate repeat visits. By positioning our clinics in accessible locations and using prominent signage, we ensure that our services are both convenient and easily recognizable.

Enhanced Scheduling and Client Experience.

We offer easy scheduling through a user-friendly website, allowing clients to manage their appointments, book, cancel, and reschedule with ease. This flexible scheduling system is designed to accommodate the busy lives of our clients and improve their overall experience. While appointments are necessary, our efficient scheduling system ensures that clients can seamlessly manage their visits according to their personal convenience.

Focused Care with Minimal Administrative Burdens.

Our model minimizes administrative burdens associated with insurance processing, enabling our staff to concentrate on delivering high-quality care. By reducing time spent on administrative tasks, we enhance the client experience, allowing our staff to spend more time treating clients, establishing strong relationships, and educating them on the benefits of ongoing therapy.

By focusing on these strengths, we are confident in our ability to continue growing and delivering superior spinal care services.

Our Growth Strategy

Our growth strategy focuses on expanding our network of directly owned and operated clinics. We plan to continue this expansion by identifying high-visibility, convenience-oriented locations that align with our branding strategy. Our goal is to build a national infrastructure that supports our presence in local markets, ultimately increasing brand awareness and driving client flow.

Development of company-owned clinics.

We will focus on the development of company-owned clinics as the principal strategy in our growth plan. We will open or purchase company-owned clinics that meet our criteria for demographics, site attractiveness, proximity to other clinics and additional suitability factors.

We believe that the direct control over company-owned and/or operated clinics will enable us to apply these operating standards even more effectively than franchised clinics. We intend to develop company-owned clinics in geographic clusters where we are able to increase efficiencies through a consolidated real estate penetration strategy, leverage cooperative advertisement and marketing and attain general corporate and administrative operating efficiencies.

While we cannot predict the availability for lease of desirable locations for company-owned clinics, nor the availability of suitable staff to staff our clinics, we believe that the application of a centralized process, driven by development, management, human resources and recruiting professionals, will enable us to develop and operate company-owned clinics with greater consistency than if we relied solely on growth through franchising.

Continue to improve margins and leverage infrastructure.

We believe our corporate infrastructure is positioned to support a clinic base greater than our existing footprint. As we continue to grow, we expect to drive greater efficiencies across our operations and development and marketing organizations and further leverage our technology and existing support infrastructure. We believe we will be able control corporate costs over time to enhance margins as general and administrative expenses grow at a slower rate than our clinic base and revenues. We believe we can eventually introduce better and more visible professional marketing and client acquisition practices that will promote brand recognition and drive revenue increases at a faster pace than marketing costs will increase. At the clinic level, we expect to drive margins and labor efficiencies through continued revenue growth as our clinic base matures and the average number of client visits increases. In addition, we will consider introducing selected and complementary branded products such as nutraceuticals or dietary supplements and related additional services.

Regulatory Environment

Federal, state and local regulation

We are subject to varied federal regulations affecting the operation of our business. We are subject to the U.S. Fair Labor Standards Act, the U.S. Immigration Reform and Control Act of 1986, the Occupational Safety and Health Act and various other federal and state laws governing such matters as minimum wage requirements, overtime, fringe benefits, workplace safety and other working conditions and citizenship requirements. A significant number of our clinic service personnel are paid at rates related to the applicable minimum wage and increases in the minimum wage could increase our labor costs. We are continuing to assess the impact of recently adopted federal health care legislation on our health care benefit costs. Many of our smaller franchisees will qualify for exemption from the mandatory requirement to provide health insurance benefits because of their small number of employees. The imposition of any requirement that we or our franchisees provide health insurance benefits to our or their employees that are more extensive than the health insurance benefits that we currently provide to our employees or that franchisees may or may not provide, or the imposition of additional employer paid employment taxes on income earned by our employees, could have an adverse effect on our results of operations and financial position. Our distributors and suppliers also may be affected by higher minimum wage and benefit standards, which could result in higher costs for goods and services supplied to us.

We are also required to comply with the accessibility standards mandated by the U.S. Americans with Disabilities Act of 1990 and related federal and state statutes, which generally prohibits discrimination in accommodation or employment based on disability. We may in the future have to modify our clinics to provide service to or make reasonable accommodations for disabled persons. While these expenses could be material, our current expectation is that any such actions will not require us to expend substantial funds.

We are subject to extensive and varied state and local government regulation affecting the operation of our business, as are our franchisees, including regulations relating to public and occupational health and safety, sanitation, fire prevention and franchise operation. Each franchised clinic is subject to licensing and regulation by a number of governmental authorities, which include zoning, health, safety, sanitation, environmental, building and fire agencies in the jurisdiction in which the clinic is located. We require our franchisees to operate in accordance with standards and procedures designed to comply with applicable codes and regulations. However, ours or our franchisees’ inability to obtain or retain health or other licenses would adversely affect operations at the impacted clinic or clinics. Although we have not experienced, and do not anticipate, any significant difficulties, delays or failures in obtaining required licenses, permits or approvals, any such problem could delay or prevent the opening of, or adversely impact the viability of, a particular clinic. In addition, in order to develop and construct our clinics, we need to comply with applicable zoning and land use regulations. Federal and state regulations have not had a material effect on our operations to date, but more stringent and varied requirements of local governmental bodies with respect to zoning and land use could delay or even prevent construction and increase development costs of new clinics.

Employees

From January 2024 to June 1, 2024, Medical Exercise Inc. Clinics employed a team of four part-time staff members. These employees collectively covered a 48-hour work week, ensuring that our initial North Palm Beach location operated smoothly and efficiently. Additionally, we had one salaried sales position focused on driving client engagement and managing local marketing efforts and one senior manager.

As of September 30, 2024 we currently have only our senior manager on staff as we transition out of our initial location and seek a new site. During this period, we are pausing our hiring to align our staffing needs with the new clinic location, ensuring that we can continue to deliver high-quality service once we reopen.

Facilities

Medical Exercise Inc. Clinics’ first location in North Palm Beach was fully staffed and operational from January 2024 to June 1, 2024. During this initial period, we focused on establishing our presence in the community and delivering high-quality care to our clients. Our clinic was designed to reflect our commitment to advanced spinal care and client satisfaction.

As part of our strategic growth plan, we have exited the sublease for this initial location. We are currently in the process of identifying and securing a new site that offers better visibility and higher traffic. Our objective is to relocate to a more prominent location of approximately 1,000 square feet facility, that will enhance our brand’s visibility, attract more clients, and better support our long-term growth goals. This move is a critical step in our strategy to expand our presence and optimize client access to our services.

Target Demographic

Medical Exercise Inc. Clinics target an older demographic, typically those aged 40 and above. As a boutique spinal health clinic, Medical Exercise Inc.’s Back Pain Clinics offers a unique experience focused on spinal health and wellness, without the typical features found in traditional clinics. The clinic has a clinical feel, with no music, mirrors or other distractions, providing a peaceful environment for clients to focus on their spinal health goals. This style of clinic is particularly appealing to older adults who are looking for a specialized spinal health experience that caters to their unique needs and preferences. With a focus on exercise, Medical Exercise Inc. Clinics provide a comfortable and welcoming space for older adults to improve their spinal health in a supportive and encouraging environment.

Medical Exercise Inc. Clinics may benefit from targeting an older demographic for several reasons:

●	Disposable Income: Older adults often have more disposable income compared to younger adults, making them more likely to afford boutique health services.

●	Health-conscious: As people age, they tend to become more health-conscious, which makes them more likely to prioritize health and seek out specialized health clinics that cater to their unique needs.

●	Stable Clientele: Older adults are often more likely to commit to a regular exercise routine and be more consistent in attending sessions. This means that they are likely to become more stable clients for the boutique spinal health clinic.

●	Specialized Health Needs: Older adults may have specific health needs or goals that require specialized programs. Medical Exercise Inc. Clinics may be more able to cater to these specific needs and offer a more personalized spinal health experience.

Sales and Marketing

We will seek to drive brand awareness through marketing initiatives that highlight the differentiated Medical Exercise Inc. Clinic experience. We will create a curated health experience that is driven by technology and supported by us and our community, which will drive a powerful brand with broad demographic appeal and a highly passionate client base. Below are representative examples of our proposed marketing efforts:

●	Social Media Marketing: We intend to leverage social media marketing—through Instagram, YouTube and Facebook—to engage with our existing clients and attract new clients. Across these platforms, existing and new clients will interact with us, our franchisees and each other by consuming content to be posted by us on our social media accounts and by sharing their own original content.

●	Influencer Marketing: Influencer marketing is a key method through which we will embed Medical Exercise Inc. Clinics in popular culture. We intend to establish relationships with other professional athletes and personalities to promote our products.

●	Earned Media: We will work with multiple public relations agencies in our key territories who will be responsible for driving Medical Exercise Inc. Clinics placements across media outlets. We will benefit from significant media enthusiasm around our brand.

●	Local Events: We will aim to boost brand awareness and foster a sense of community by producing and sponsoring local events in our key territories and Medical Exercise Inc. Clinics partnership events with a range of hospitality and likeminded health and wellness brands.

●	Marketing Partnerships: We will seek to establish and maintain marketing partnerships with leading brands through which our Clients gain access to exclusive products and services.

Additional brand marketing strategies potentially include television, outdoor billboard and campaigns in key markets.

Client Marketing

Our client marketing efforts, which will be conducted both prior to clinic opening and on an ongoing basis, will focus on targeting the acquisition of new clients and the retention of our existing clients through local social, search and experiential marketing. Our client marketing program will consist of the following:

●	Pre-Opening Client Marketing Campaigns: Such campaigns will be focus on building the clinic client base prior to opening. In these campaigns, our local clinic, marketing teams will drive awareness of, and excitement about, our brand through grassroots marketing outreach to influencers, businesses, charitable organizations and schools in the respective community.

●	Ongoing Client Marketing Programming: Such programing will be designed by us, available for a monthly fee and designed to generate and convert leads to new clients. We will seek to reach and engage with new target audiences using geographic and demographic targeting across social and digital media platforms.

●	One-on-One Marketing Support: In addition to the paid marketing programming, we will provide significant value to clinic managers by offering one-on-one marketing support that is specifically tailored to each clinic’s needs.

Intellectual Property

The protection of our technology and intellectual property is an important aspect of our business. We will rely upon a combination of patents, trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments and other legal rights to establish and protect our intellectual property. Our standard form of employment agreement will include confidentiality provisions and invention or work product assignment provisions with our employees to control access to, and clarify ownership of, our proprietary information.

We intend to have a number of patents protecting our technology. We intend to register some of our copyrighted material and otherwise rely on legal and contractual protections of our copyrighted works that have been fixed in a tangible medium or otherwise qualify for copyright protection. Such copyrighted materials will not be material to our business.

Competition

The chiropractic industry is highly fragmented. According to First Research’s March 2014 report, the top 50 providers of chiropractic services in the United States generate less than ten percent of industry revenue. Our competitors include the approximately 36,000 independent chiropractic offices currently open throughout the United States, as well as certain multi-unit operators. Additionally, we face competition from traditional medical practices, out client clinics, physical therapists, massage therapists, and sellers of home-use devices designed to address back and joint discomfort.

Physical Therapists: Physical therapists represent a significant segment of our competition, particularly in the treatment of musculoskeletal issues. They offer a range of services, including exercise-based therapies and rehabilitation programs that can overlap with chiropractic care. Physical therapy often appeals to clients seeking comprehensive rehabilitation for injury recovery or chronic pain management, potentially diverting clients who might otherwise seek chiropractic services.

We believe the principal areas of competition in our industry include price, convenience, quality and consistency of services provided, comfort and accessibility of clinics, and reputation.

Research and Development

Medical Exercise Inc. is dedicated to continuous Research and Development (R&D) efforts to identify and develop innovative solutions within the health and fitness industry. We believe a holistic approach that integrates various elements is key to achieving sustainable and transformative results. Based on extensive market research, we have developed a groundbreaking fitness center concept that combines four crucial pillars into the MedEx System:

Personalized Nutrition: We create customized dietary plans tailored to individual needs, goals, and lifestyle preferences.

Science-Based Exercise: High-intensity exercise programs designed for maximum benefit in minimal time commitment.

Ongoing Assessments: Regular monitoring of strength, flexibility, and overall wellness to ensure program evolution.

Expert Medical Support: Partnerships with qualified medical professionals to provide additional support and solutions.

To gauge interest and market receptivity, we recently launched a website at www.medex.fitness. As part of our market validation strategy, this website showcases the concept, proposed services to be offered, and potential benefits for both clients and operators.

We do not intend to own and operate fitness centers directly. Our primary focus will initially be on licensing, and then ultimately franchising, our comprehensive system to independent operators. This allows for rapid expansion, scalability, and minimizes operational costs associated with managing physical locations.

To maintain cost efficiency, we have identified and held advanced discussions with leading China-based exercise equipment manufacturers. We plan to designate one or more as preferred suppliers. These suppliers will sell and ship equipment directly to fitness center locations, streamlining the process for operators and reducing overall costs.

Our R&D efforts are focused on continuously refining our concept and ensuring its effectiveness in delivering lasting results. By combining personalized nutrition, science-based exercise, ongoing assessments, and expert medical support, the MedEx System is uniquely positioned to revolutionize the fitness industry and provide immense value to both clients and operators. We are confident this innovative approach will capture market share and establish the Company as a leader in the health and wellness sector.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the financial condition and results of our operations should be read in conjunction with the “Summary Statements of Operations Data” and our financial statements and the notes to those statements appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements reflecting our management’s current expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of events may differ materially from those described in or implied by these forward-looking statements due to several factors, including those discussed below and elsewhere in this prospectus particularly on page 3 entitled “Risk Factors”.

Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Overview

Going Concern

We have financed operations primarily through the sale of equity securities and short-term debt. Until revenues are sufficient to meet our needs, we will continue to attempt to secure financing through equity or debt securities. We continue to incur negative cash flows from operating activities and net losses. We had minimal cash, negative working capital, and negative total equity as at March 31, 2024 and September 30, 2024. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements included in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.

For us to eliminate substantial doubt about our ability to continue as a going concern, we must achieve profitability, generate positive cash flows from operating activities and obtain the necessary debt or equity funding to meet our projected capital investment requirements. Our management’s plans with respect to this uncertainty consist of raising additional capital by issuing debt or equity securities and increasing the sales of our products and services. If we are successful in completing the offering, we believe the net proceeds of the offering together with anticipated growth of the business will be sufficient to eliminate substantial doubt about our ability to continue as a going concern. There can be no assurance, however, that we will be able to complete the offering, raise sufficient additional capital or that revenues will increase rapidly enough to offset operating losses. If we are unable to increase revenues or obtain additional financing, we will be unable to continue the development of our products and services and may have to cease operations.

Results of Operations

Periods Ended March 31, 2024 and September 30, 2024.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus.

Revenues for the period of September 21, 2023 to March 31, 2024 was $2,805. Revenues for the period of March 31, 2024 to September 30, 2024 was $1,294. The change in revenues was primarily due to decreased operating activity during the period.

Cost of revenues for the period of September 21, 2023 to March 31, 2024 was $830. Cost of revenues for the period of March 31, 2024 to September 30, 2024 was $445. The change in cost of revenues was primarily due to decreased operating activity during the period.

Payroll expense for the period of September 21, 2023 to March 31, 2024 was $29,599. Payroll expense for the period of March 31, 2024 to September 30, 2024 was $33,232. The change in payroll expense was primarily due to increased operating activity during the period.

Advertising expense for the period of September 21, 2023 to March 31, 2024 was $19,619. Advertising expense for the period of March 31, 2024 to September 30, 2024 was $5,416. The change in advertising expense was primarily due to decreased operating activity during the period.

Depreciation and amortization expense for the period of September 21, 2023 to March 31, 2024 was $2,205. Depreciation and amortization expense for the period of March 31, 2024 to September 30, 2024 was $5,811.

Impairment of property and equipment expense for the period of September 21, 2023 to March 31, 2024 was $47,772. Impairment of property and equipment expense for the period of March 31, 2024 to September 30, 2024 was $3,799. The change in impairment of property and equipment expense was primarily due to initial impairment expenses incurred during the year ended March 31, 2024.

Selling, general and administrative expenses for the period of September 21, 2023 to March 31, 2024 was $50,794. Selling, general and administrative expenses expense for the period of March 31, 2024 to September 30, 2024 was $75,166. The change in selling, general and administrative expenses was primarily due to increased accounting and audit expenses incurred during the period ended September 30, 2024.

Gain on sale of property and equipment for the period of September 21, 2023 to March 31, 2024 was $0. Gain on sale of property and equipment for the period of March 31, 2024 to September 30, 2024 was $389. The change in gain on sale of property and equipment was primarily due to the sale of equipment expenses incurred during the period ended September 30, 2024.

Total operating expenses for the period of September 21, 2023 to March 31, 2024 was $149,989. Total operating expenses for the period of March 31, 2024 to September 30, 2024 was $123,424. The change in total operating expenses was primarily due to decreased operating activity during the period.

Net loss for the period of September 21, 2023 to March 31, 2024 was ($148,014). Net loss for the period of March 31, 2024 to September 30, 2024 was ($122,186). The change in net loss was primarily due to decreased operating activity during the period.

Capital Resources and Liquidity

For the period from September 21, 2023 to March 31, 2024, cash used by operating activities was $70,081. For the period from March 31, 2024 to September 30, 2024, cash used by operating activities was $102,989. The change in cash used by operating activities was primarily due to increased operating activity during the period.

Net cash used in investing activities for the period from September 21, 2023 to March 31, 2024 was $16,205. Net cash used in investing activities for the period from March 31, 2024 to September 30, 2024 was $5,035. The change in cash provided by investing activities is due primarily to proceeds received from the issuance of common stock.

Net cash provided by financing activities for the period from September 21, 2023 to March 31, 2024 was $96,943. Cash provided by financing activities for the period from March 31, 2024 to September 30, 2024 was $109,624. The change in cash provided by financing activities is due primarily to proceeds received from the issuance of common stock and advances from Matthew Degelman, President.

As at March 31, 2024, we had $10,657 in cash. As at September 30, 2024, we had $12,257 in cash.

As at March 31, 2024, we had $72,114 in property and equipment, net. As at September 30, 2024, we had $64,452 in property and equipment, net. The change in property and equipment, net was primarily due to depreciation expense.

As at March 31, 2024, we had $1,914 in intangible assets, net. As at September 30, 2024, we had $5,390 in intangible assets, net. The change in intangible assets, net was primarily due to the costs associated with the Company’s website.

As at March 31, 2024, we had $17,831 in accounts payable and accrued expenses. As at September 30, 2024, we had $31,278 in accounts payable and accrued expenses. The change in accounts payable and accrued expenses was primarily due to increased accounts payable due for accounting and audit services.

As at March 31, 2024, we had $109,043 in advances payable – related party. As at September 30, 2024, we had $99,624 of advances payable – related party. The change in advances payable – related party was primarily due to increased loans from Matthew Degelman, President, and a reduction of $100,000 of advances payable to Matthew Degelman, President, to pay a subscription received for common stock.

As at March 31, 2024, we had $6,973 in contract liabilities. As at September 30, 2024, we had $5,929 in contract liabilities. The contract liabilities represents deferred revenues which are payments received from customers before the services were provided. The change in contract liabilities was primarily due to decreased operating activity during the period.

As at March 31, 2024, we had $2,468 in deferred rent. As at September 30, 2024, we had $0 in deferred rent. The change in contract liabilities was primarily due to the lease being terminated.

As at March 31, 2024, we had $684 in sales tax payable. As at September 30, 2024, we had $725 in sales tax payable. The change in sales tax payable was primarily due to increased operating activity during the period.

As at March 31, 2024, we had $96,200 in common stock. As at September 30, 2024, we had $412,200 in common stock. The change in common stock was primarily due to increase in the issuance of common shares to investors and our President during the period.

As at March 31, 2024, we had $500 in subscription receivable. As at September 30, 2024, we had $206,500 in subscription receivable. The change in subscription receivable was primarily due to the subscription receivable due from our President relating to the sale to him of 3,000,000 of our common stock and another $6,500 due from investors.

Off Balance Sheet Arrangements

None

APPLICATION OF CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

Long-Lived Assets

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Stock-Based Compensation Expense

Stock-based compensation expense is measured at the grant date fair value of the award and is expensed over the requisite service period. For stock-based awards to employees, non-employees and directors, the Company calculates the fair value of the award on the date of grant using the Black-Scholes option pricing model, which includes variables such as the expected volatility of the Company’s share price, the exercise behavior of its grantees, interest rates, and dividend yields. These variables are projected based on the Company’s historical data, experience, and other factors. In the case of awards with multiple vesting periods, the Company has elected to use the graded vesting attribution method, which recognizes compensation cost on a straight-line basis over each separately vesting portion of the award as if the award was, in substance, multiple awards.

GOING CONCERN

The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized, and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the audited financial statements.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On October 31, 2023, we sold and issued 6,000,000 shares of our common stock to our Director Matthew Degelman at a price of $0.005 per share, and we issued 1,000,000 shares of our common stock to our Director Max Lemos at a price $0.005 per share. On May 29, 2024 we sold and issued 3,000,000 shares of our common stock to our Director Matthew Degelman at a price of $0.10 per share. The shares were issued to both subscribers pursuant to Section 4(2) and/or Regulation S of the Securities Act on the basis that the subscribers represented to us that they were not a “U.S. Person” as such term is defined in Regulation S.

From time to time the Company borrows money from its Director Matthew Degelman. At March 31, 2024, and at September 30, 2024 the amounts due to Matthew Degelman were $109,043 and $108,667 respectively. These advances bear no interest, and are due on demand.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company’s common stock for at least one year to sell within any three-month period a number of shares that does not exceed the greater of:

(1)	1% of the number of shares of the subject company’s common stock then outstanding which, in our case, will equal approximately 122,220 shares as of the date of this prospectus; or,

(2)	the average weekly trading volume of the subject company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

Under Rule 144(k), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold all of the 10,000,000 shares. Accordingly, Rule 144 applies to the 10,000,000 shares except for subparagraph (k) of Rule 144 which does not apply to affiliate shares as described in the preceding paragraph. All shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company. Sales may be made after the six-month period from the issue date without 144 limitations under Rule 144(k).

We are registering 2,222,000 shares of our common stock under the Securities Act for sale by the selling securities holders named in this prospectus. Mr. Matthew Degelman, an affiliate of our company (Director, President, Secretary, and Treasurer), and Mr Max Lemos, an affiliate of our company (Director, and Vice President) currently own an aggregate 10,000,000 common shares. As stated, Mr. Degelman and Mr. Lemos are not registering these shares for sale in this offering. There are currently 52 shareholders of record of our common stock.

We have not declared any dividends on our common stock since the inception of our company on September 21, 2023. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE AND DIRECTOR COMPENSATION

Medical Exercise Inc. Clinics has made no provisions for paying cash or non-cash compensation to either of its two Officers and Directors. No salaries are being paid at the present time, and none will be paid unless and until our operations generate sufficient cash flows.

The table below summarizes all compensation awarded to, earned by, or paid to our named Executive Officers and Directors for all services rendered in all capacities to us for their appointment for the period ended September 30, 2024.

Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Matthew Degelman - President, Secretary, Treasurer, and Director	2023	-	-	-	-	-	-	-	-
	2024	4,000	-	-	-	-	-	-	4,000

Max Lemos - Vice-President and Director	2023	-	-	-	-	-	-	-	-
	2024	1,000	-	-	-	-	-	-	1,000

There are no other stock option plans, retirement, pension, or profit-sharing plans for the benefit of our Officers and Directors other than as described herein.

Equity Awards

We have not awarded any shares of stock, options or other equity securities to our Directors or Executive Officers since our inception. We have not adopted any equity incentive plan. There were no grants of stock options since inception to the date of this Prospectus.

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

The Board of Directors of Medical Exercise Inc. Clinics has not adopted a stock option plan. The Company has no plans to adopt it but may choose to do so in the future. If such a plan is adopted, this may be administered by the Board, or a committee appointed by the Board (the “Committee”). The committee would have the power to modify, extend or renew outstanding options and to authorize the grant of new options in substitution therefore, provided that any such action may not impair any rights under any option previously granted. Medical Exercise Inc. Clinics may develop an incentive-based stock option plan for its Officers and Directors and may reserve up to 10% of its outstanding shares of common stock for that purpose.

Employment Contracts

We have no employment contracts with any of our Officers or Directors.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans.

Compensation of Directors

We do not pay our Directors any money and we have no plans to pay our Directors any money in the future.

Indemnification

Under our Articles of Incorporation and Bylaws of the Company, we may indemnify an Officer or Director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the Officer or Director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the Officer or Director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Florida.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to Directors or Officers under Florida law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

REPORTS TO SECURITY HOLDERS

We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

FINANCIAL STATEMENTS

Our fiscal year end is March 31, 2024. We provided audited financial statements to our stockholders on an annual basis.  The statements were prepared by us and audited by Salberg & Company, PA.

Our financial statements for the three and six months ended September 30, 2024 (unaudited), and March 31, 2024, and the related statements of operations, changes in stockholders' deficit for the three and six months ended September 30, 2024 and 2023, and statement of cash flows for the six months ended September 30, 2024 and 2023.

WHERE TO FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our Company, please review the registration statement, including exhibits, schedules and reports filed as a part thereof. Statements in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov..

Indemnification of directors and officers

Our Directors and Officers are indemnified as provided by the Florida Statutes and our Bylaws. We have agreed to indemnify each of our Directors and certain Officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, Officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our Director, Officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our Directors, Officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.	Document Description
3.1	Articles of Incorporation
3.2	Bylaws
5.1	Opinion of Scott D. Olson, Esq.
23.1	Consent of Salberg & Company, PA
107	Calculation of Filling Fee

Undertakings

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a) (3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any change to such information in the registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and,

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a Director, Officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by itself is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6.	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of North Palm Beach, Florida on this January 27, 2025.

Medical Exercise Inc.

By:	/s/ Matthew Degelman
Matthew Degelman
President and Director
Principal Executive Officer

By:	/s/ Max Lemos
Max Lemos
Vice President and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Matthew Degelman
Matthew Degelman
President and Director
Principal Executive Officer

By:	/s/ Max Lemos
Max Lemos
Vice President and Director

Date: January 27, 2025

MEDICAL EXERCISE INC.

FINANCIAL STATEMENTS

Page

Balance Sheet as of September 30, 2024 (Unaudited) and March 31, 2024	F-2

Statements of Operations (Unaudited) for the Three and Six Months Ended September 30, 2024 and for the Period From September 21, 2023 (Inception) Through September 30, 2023	F-3

Statements of Changes in Stockholders’ Deficit (Unaudited) for the Three and Six Months Ended September 30, 2024 and for the Period From September 21, 2023 (Inception) Through September 30, 2023	F-4

Statements of Cash Flows (Unaudited) for the Six Months Ended September 30, 2024 and for the Period From September 21, 2023 (Inception) Through September 30, 2023	F-6

Condensed Notes to Financial Statements (Unaudited)	F-7

MEDICAL EXERCISE INC.

BALANCE SHEETS

	September 30,	March 31,
	2024	2024
	(Unaudited)
Assets
Current assets:
Cash	$12,257	$10,657
Total current assets	12,257	10,657
Property and equipment, net	64,452	72,114
Intangible assets, net	5,390	1,914
Total assets	$82,099	$84,685

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$31,278	$17,831
Advances payable - related party	108,667	109,043
Contract liabilities	5,929	6,973
Deferred rent - related party	-	2,468
Sales tax payable	725	684
Total current liabilities	146,599	136,999

Commitments and contingencies - See Note 7

Stockholders’ deficit:

Common stock, no par value; 100,000,000 shares authorized; 12,222,000 and 12,062,000 shares issued and outstanding, respectively	412,200	96,200
Subscriptions receivable; 2,065,000 and 5,000 shares, respectively	(206,500)	(500)
Accumulated deficit	(270,200)	(148,014)
Total stockholders’ deficit	(64,500)	(52,314)
Total liabilities and stockholders’ deficit	$82,099	$84,685

The accompanying condensed notes are an integral part of the unaudited financial statements.

MEDICAL EXERCISE INC.

STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2024 AND

FOR THE PERIOD FROM SEPTEMBER 21, 2023 (INCEPTION) THROUGH SEPTEMBER 30, 2023

(Unaudited)

	For the		For the
	Three Months Ended	Inception Through	Six Months Ended	Inception Through
	September 30,	September 30,	September 30,	September 30,
	2024	2023	2024	2023
Revenues	$-	$-	$1,294	$-
Cost of revenues	-	-	445	-
Operating profit	-	-	849	-

Operating expenses:
Compensation expense	7,582	-	33,232	-
Advertising	20	-	5,416	-
Depreciation and amortization	2,944	-	5,811	-
Impairment of property and equipment	-	-	3,799	-
Selling, general and administrative expenses	51,377	-	75,166	-
Total operating expenses	61,923	-	123,424	-
Loss from operations	(61,923)	-	(122,575)	-

Other income (expense):
Gain on sale of property and equipment	389	-	389	-
Total other income, net	389	-	389	-
Net loss before income taxes	(61,534)	-	(122,186)	-
Provision for income taxes	-	-	-	-
Net loss	$(61,534)	$-	$(122,186)	$-

Net loss per share:
Basic and diluted	$(0.01)	$-	$(0.01)	$-

Weighted average number of common shares outstanding:
Basic and diluted	12,170,913	11,700,000	12,152,492	11,700,000

The accompanying condensed notes are an integral part of the unaudited financial statements.

MEDICAL EXERCISE INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND SIX MONTHS ENDED SEPTEMBER 30, 2024

(Unaudited)

	Common Stock		Subscription	Accumulated
	Shares	Amount	Receivable	Deficit	Total
Balance - June 30, 2024 (Unaudited)	12,137,000	$403,700	$(200,500)	$(148,014)	$55,186
Common shares issued for cash	85,000	8,500	(6,000)	-	2,500
Net loss	-	-	-	(61,534)	(61,534)
Balance - September 30, 2024 (Unaudited)	12,222,000	$412,200	$(206,500)	$(209,548)	$(3,848)

	Common Stock		Subscription	Accumulated
	Shares	Amount	Receivable	Deficit	Total
Balance - March 31, 2024	12,062,000	$96,200	$(500)	$(148,014)	$(52,314)
Subscription receivable received	-	-	500	-	500
Common shares issued to related party for subscription receivable and to reduce advances payable - related party	3,000,000	300,000	(200,000)	-	100,000
Common shares contributed back to company	(3,000,000)	-	-	-	-
Common shares issued for cash	160,000	16,000	(6,500)	-	9,500
Net loss	-	-	-	(122,186)	(122,186)
Balance - September 30, 2024 (Unaudited)	12,222,000	$412,200	$(206,500)	$(270,200)	$(64,500)

The accompanying condensed notes are an integral part of the unaudited financial statements.

MEDICAL EXERCISE INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE PERIOD FROM SEPTEMBER 21, 2023 (INCEPTION) THROUGH SEPTEMBER 30, 2023

(Unaudited)

	Common Stock		Subscription	Accumulated
	Shares	Amount	Receivable	Deficit	Total
Balance - September 21, 2023 (Inception)	-	$-	$-	$-	$-
Common shares issued to founders for equipment	11,700,000	60,000	-	-	60,000
Net loss	-	-	-	-	-
Balance - September 30, 2023 (Unaudited)	11,700,000	$60,000	$-	$-	$60,000

The accompanying condensed notes are an integral part of the unaudited financial statements.

MEDICAL EXERCISE INC.

STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2024 AND

FOR THE PERIOD FROM SEPTEMBER 21, 2023 (INCEPTION) THROUGH SEPTEMBER 30, 2023

(Unaudited)

	For the Six Months Ended September 30,	Inception Through September 30,
	2024	2023
Cash Flows From Operating Activities:
Net loss	$(122,186)	$-
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,811	-
Impairment of property and equipment	3,799	-
Gain on sale of property and equipment	(389)	-
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	13,447	-
Contract liabilities	(1,044)	-
Deferred rent	(2,468)	-
Sales tax payable	41	-
Net cash used in operating activities	(102,989)	-

Cash Flows From Investing Activities:
Purchases of property and equipment	(3,869)	-
Proceeds from sale of property and equipment	3,300	-
Purchases of intangible assets	(4,466)	-
Net cash used in investing activities	(5,035)	-

Cash Flows From Financing Activities:
Proceeds from issuance of common shares	9,500	-
Proceeds from related party advances	99,624	-
Proceeds from subscription receivable	500	-
Net cash provided by financing activities	109,624	-

Net increase (decrease) in cash	1,600	-
Cash at beginning of period	10,657	-
Cash at end of period	$12,257	$-

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Common shares issued to reduce advances payable to related party	$100,000	$-
Common shares issued to founders for equipment	$-	$60,000
Property and equipment acquired by payment made by related party	$-	$19,900

The accompanying condensed notes are an integral part of the unaudited financial statements.

MEDICAL EXERCISE INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024 AND 2023

(Unaudited)

NOTE 1 — NATURE OF OPERATIONS

Overview

Medical Exercise Inc. (the “Company”) is a provider of physical therapy services for individuals suffering from back or neck pain. The Company offers its services in one location (See Note 7). The Company’s fiscal year end is March 31. The Company, having originally incorporated as MedX Back Pain Clinics Inc on September 21, 2023, changed its name to Medical Exercise Inc. on November 5, 2024.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of September 30, 2024, the Company had cash of $12,257 and a working capital deficit (current liabilities in excess of current assets) of $134,342. During the six months ended September 30, 2024, the net loss was $122,186 and net cash used in operating activities was $102,989. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the financial statements.

During the six months ended September 30, 2024, the Company received proceeds of $9,500 from the issuance of common shares and advances of $99,624, net of repayments, from a related party.

The Company has experienced net losses and negative cash flows from operations since inception. The Company’s ability to continue its operations is dependent upon its ability to obtain additional capital through public or private equity offerings, debt financings or other sources; however, financing may not be available to the Company on acceptable terms, or at all. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and its ability to pursue its business strategy, and the Company may be forced to curtail or cease operations.

Management’s plans regarding these matters encompass the following actions: 1) obtain funding from new investors from a combination of debt and equity offerings in order to alleviate the Company’s working capital deficiency and 2) implement its business plan to increase revenues. The Company’s continued existence is dependent upon its ability to obtain additional funding sources and to develop profitable operations. However, the outcome of management’s plans cannot be determined with any degree of certainty.

Accordingly, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for one year from the date the financial statements are issued. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

As of the date of this report, the Company has terminated its operating lease and is currently looking for a new space. If the lack of a place to operate continues, this may have a material adverse effect on the Company’s results of future operations, financial position, liquidity, ability to raise capital and capital resources.

NOTE 3 — ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments and reclassifications and non-recurring adjustments) necessary to present fairly the results of operations and cash flows for the six months ended September 30, 2024 and for the period from September 21, 2023 (inception) through September 30, 2023 and the balance sheet at September 30, 2024 have been made. The Company’s results of operations for the six months ended September 30, 2024 are not necessarily indicative of the operating results to be expected for the full fiscal year ending March 31, 2025.

MEDICAL EXERCISE INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024 AND 2023

(Unaudited)

Certain information and disclosures normally included in the notes to the Company’s annual audited financial statements have been condensed or omitted from the Company’s interim unaudited financial statements. Accordingly, these interim unaudited financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto for the fiscal year ended March 31, 2024. The March 31, 2024 balance sheet is derived from those statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in the accompanying financial statements include the valuation of property and equipment, depreciable lives of property and equipment, cost basis of non-monetary transactions with shareholders, valuation of stock-based compensation and the valuation allowance on deferred tax assets. Actual results may differ from these estimates.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 825-10, “Financial Instruments” (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The estimated fair value of certain financial instruments, including accrued expenses, contract liabilities, deferred rent and sales tax payable are carried at historical cost basis, which approximates their fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at September 30, 2024. The Company maintains its cash in banks insured by the Federal Deposit Insurance Corporation in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. At September 30, 2024, the uninsured balance amounted to $0.

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The Company classifies assets and liabilities recorded at fair value under the fair value hierarchy based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. The fair value measurements are classified under the following hierarchy:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

MEDICAL EXERCISE INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024 AND 2023

(Unaudited)

Property and Equipment

Property and equipment consists of machinery and equipment and leasehold improvements and is recorded at cost. Repairs and maintenance costs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is recorded over the estimated useful lives of the related assets using the straight-line method, or, in the case of leasehold improvements, the lease term, if shorter. The estimated useful life for machinery and equipment is 5-10 years and 50 months for leasehold improvements.

Long-Lived Assets

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Intangible Assets

Intangible assets with finite useful lives include website costs and are amortized on a straight-line basis over their estimated useful life of three (3) years. Such assets are reviewed for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. The amount of any impairment is measured as the difference between the carrying amount and the fair value of the impaired asset.

Income Taxes

The Company accounts for its income taxes in accordance with accounting principles generally accepted in the United States of America, which requires, among other things, recognition of future tax benefits and liabilities measured at enacted rates attributable to temporary differences between financial statement and income tax bases of assets and liabilities and to net tax operating loss carryforwards to the extent that realization of these benefits is more likely than not. The Company periodically evaluates the realizability of its net deferred tax assets. The Company’s policy is to account for interest and penalties relating to income taxes, if any, in “income tax expense” in its statements of operations and include accrued interest and penalties within “accrued liabilities” in its balance sheets, if applicable. For the periods presented, no income tax related interest or penalties were assessed or recorded.

Revenue Recognition and Contract Liabilities

The Company follows Accounting Standards Codification 606 (“ASC 606”). ASC 606 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASC also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments.

Revenues consist of fees derived from individuals that receive treatment services on the Company’s medical equipment for back and neck pain. The physical therapy services are provided immediately and/or over a period of time in the form of a treatment package (e.g., 6 to 12 treatments). Revenues for individual treatments are recognized on the day the service was provided.

MEDICAL EXERCISE INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024 AND 2023

(Unaudited)

The Company also offers treatment packages (which include a various number of treatments) for which a down payment is required in addition to future payments from the customer. At all times, the cash collected from a particular customer is at least equal to the services provided to date for that customer. Contract liabilities represent the amount of fees received in excess of the portion recognized as revenue and are included in current liabilities in the accompanying balance sheet. Contract liabilities shall be recognized in future revenues as the treatments are provided on a pro rata basis over the respective number of total treatments sold to a particular customer.

Cost of Revenues

Cost of revenues includes the costs for technicians to supervise usage of the Company’s medical equipment by individuals for treatment of their neck and back pain by which the Company generates revenues.

Advertising

The Company charges the costs of advertising to expense as incurred. Advertising costs were $20 and $5,416 for the three and six months ended September 30, 2024, respectively, and $0 for the period from September 21, 2023 (inception) through September 30, 2023.

Stock-Based Compensation Expense

Stock-based compensation expense is measured at the grant date fair value of the award and is expensed over the requisite service period. For stock-based awards to employees, non-employees and directors, the Company calculates the fair value of the award on the date of grant using the Black-Scholes option pricing model, which includes variables such as the expected volatility of the Company’s share price, the exercise behavior of its grantees, interest rates, and dividend yields. These variables are projected based on the Company’s historical data, experience, and other factors. In the case of awards with multiple vesting periods, the Company has elected to use the graded vesting attribution method, which recognizes compensation cost on a straight-line basis over each separately vesting portion of the award as if the award was, in substance, multiple awards.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606.

Under Topic 842, operating lease right of use (“ROU”) assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company may utilize an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the statements of operations.

Leases having a term of one year or less are considered short-term leases. For short-term leases, the Company has elected to not apply the recognition requirements for ROU assets and the related lease liabilities. Short-term leases are recognized on a straight-line basis over the lease term.

Net Loss per Common Share

Basic earnings (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Shares issued during the period are weighted for the portion of the period that they were outstanding. Except when the effect would be anti-dilutive, diluted earnings per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares that were outstanding during the period.

MEDICAL EXERCISE INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024 AND 2023

(Unaudited)

The computation of basic and diluted income (loss) per share excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

There were no potentially dilutive securities outstanding during the periods presented.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for: (1) convertible debt with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. As a result, the Company will not separately present in equity an embedded conversion feature in such debt. Instead, we will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. We expect the elimination of these models will reduce reported interest expense and increase reported net income for the Company’s convertible instruments falling under the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. ASU 2020-06 became effective for the Company on April 1, 2024. The adoption of this update did not have a material impact on the Company’s financial statements and related disclosures.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

NOTE 4 — PROPERTY AND EQUIPMENT

On September 23, 2023, the Company issued 11,700,000 shares of common stock to a related party to acquire equipment including two lumbar machines having an aggregate value of $60,000 (See Note 8 and Note 10).

During the period from September 21, 2013 (inception) through September 30, 2023, the Company’s Chief Executive Officer paid $19,900 on behalf of the Company to acquire equipment. (See Note 6 and Note 10).

Due to the Company’s termination of its operating lease subsequent to March 31, 2024 (See Note 7), but prior to the issuance of the financial statements, the Company reviewed its property and equipment, on an individual asset basis, for potential impairment as of March 31, 2024. As a result, the Company recognized aggregate impairment expense of $47,772 due to certain long-lived assets having a fair value less than their carrying value. For those assets for which an impairment was recognized, the asset was written down to its fair market value, the accumulated depreciation was eliminated, and the adjusted carrying amount shall be its new cost basis, which shall be depreciated over the remaining useful life of that asset.

During the six months ended September 30, 2024, the Company incurred additional expenditures related to certain property and equipment for which impairment expense had already been recognized in the prior fiscal year. Accordingly, the Company recognized aggregate impairment expense of $3,799 for these expenditures during the six months ended September 30, 2024.

Property and equipment and related accumulated depreciation are summarized in the table below:

	September 30,	March 31,
	2024	2024
Machinery and equipment	$69,365	$72,664
Leassehold improvements	-	169
Less: accumulated depreciation	(4,913)	(719)
Property and equipment, net	$64,452	$72,114

Depreciation expense was $2,404 and $4,821 for the three and six months ended September 30, 2024, respectively, and $0 for the period from September 21, 2023 (inception) through September 30, 2023.

MEDICAL EXERCISE INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024 AND 2023

(Unaudited)

NOTE 5 — INTANGIBLE ASSETS

Intangible assets and related accumulated amortization are summarized in the table below:

Website
Balance at March 31, 2024	$1,914
Add: Additions	4,466
Less: Amortization	(990)
Less: Impairments	-
Balance at September 30, 2024	$5,390

Amortization expense was $540 and $990 for the three and six months ended September 30, 2024 and $0 for the period from September 21, 2023 (inception) through September 30, 2023.

Estimated future amortization expense for intangible assets is as follows.

Fiscal year
2025	$1,067
2026	2,139
2027	2,103
2028	81
Total	$5,390

NOTE 6 — ADVANCES – RELATED PARTY

During the six months ended September 30, 2024 and the period from September 21, 2023 (inception) through September 30, 2023, the Company received advances of $99,624 and $0, respectively, and made repayments of $0 to the Company’s Chief Executive Officer. On May 29, 2024, the balance of the advances payable was reduced by $100,000 with a corresponding reduction in the subscription receivable from the officer. During the period from September 21, 2023 (inception) through September 30, 2023, the officer paid $19,900 on behalf of the Company to acquire equipment. The advances are unsecured, non-interest bearing and due on demand and, therefore, no interest expense has been recognized or is due. As of September 30, 2024 and March 31, 2024, the balance due to the related party was $108,667 and $109,043, respectively, all of which is included in current liabilities (See Note 4, Note 8, Note 10 and Note 11).

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Leases

On November 1, 2023, the Company entered into a 54-month operating lease with a related party for office space for a base rent of $1,360 commencing January 1, 2024 (See Note 10). The Company adopted ASC Topic 842, Leases upon inception of the lease. Since both parties (the lessor and the lessee) had the right to terminate the lease with 30 days’ notice, an evaluation was performed whether that termination provision impacts the lease term. According to ASC 842, if both parties can terminate the lease without penalty with 30 days’ notice, then the lease term is effectively only the non-cancelable period, which in this case is 30 days. The lease term would not include the full contractual period since both parties have the mutual right to terminate the lease at any time with minimal notice. Accordingly, the Company’s operating lease is treated as a month-to-month lease. On May 30, 2024, the Company provided notice to the landlord to terminate its office space effective June 30, 2024. Subsequent to providing notice termination of the lease, the Company began the search for another location for its operations. The former landlord agreed to store the Company’s exercise equipment for $500 per month until a new location is secured.

MEDICAL EXERCISE INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024 AND 2023

(Unaudited)

On June 6, 2024, the Company entered into a month-to-month lease for warehouse space in Ocala, Florida.

Rent expense was $1,603 and $3,302 for the three and six months ended September 30, 2024 and $0 for the period from September 21, 2023 (inception) through September 30, 2023 and is included in selling, general and administrative expenses on the accompanying statement of operations.

Legal Matters

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. At September 30, 2024, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations and there are no proceedings in which any of the Company’s directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to the Company’s interest.

NOTE 8 — STOCKHOLDERS’ DEFICIT

Common Stock

On September 23, 2023, the Company issued 11,700,000 founder shares of common stock to a related party to acquire equipment including two lumbar machines having an aggregate value of $60,000 (See Note 4 and Note 10). In accordance with the Securities and Exchange Commission Staff Accounting Bulletin Topic 5G, the equipment was recorded at its original cost basis to the transferor of $60,000.

From November 7, 2023 through March 31, 2024, the Company sold an aggregate of 362,000 shares of common stock for an aggregate amount of $36,200, or $0.10 per share, resulting in net proceeds of $35,700 and a subscription receivable of $500, which was received May 23, 2024.

On May 29, 2024, the Company issued 3,000,000 shares of common stock to an officer in exchange for $300,000, or $0.10 per share, as follows: (i) a $100,000 reduction of the advances payable to the officer; and (ii) a subscription receivable of $200,000 (See Note 6, Note 10 and Note 11).

On May 31, 2024, the Company approved the return of 3,000,000 shares of common stock from a significant stockholder.

During the six months ended September 30, 2024, the Company sold an aggregate of 160,000 shares of common stock for an aggregate amount of $16,000, or $0.10 per share, resulting in net proceeds of $9,500 and subscriptions receivable of $6,500.

NOTE 9 — CONCENTRATIONS

Concentration of Revenues

During the six months ended September 30, 2024, the following customers accounted for 10% or more of the Company’s revenues.

For the
Six Months Ended
September 30,
2024
Customer 1	47.8%
Customer 2	46.5%
Totals	94.3%

MEDICAL EXERCISE INC.

CONDENSED NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024 AND 2023

(Unaudited)

NOTE 10 — RELATED PARTY TRANSACTIONS

On September 23, 2023, the Company issued 11,700,000 shares of common stock to a related party (the initial shareholder) to acquire equipment including two lumbar machines having an aggregate value of $60,000 (See Note 4 and Note 8).

During the six months ended September 30, 2024 and the period from September 21, 2023 (inception) through September 30, 2023, the Company received advances of $99,624 and $0, respectively, from and made repayments of $0 to the Company’s Chief Executive Officer. On May 29, 2024, the balance of the advances payable was reduced by $100,000 with a corresponding reduction in the subscription receivable from the officer. During the period from September 21, 2023 (inception) through September 30, 2023, the officer paid $19,900 on behalf of the Company to acquire equipment. The advances are unsecured, non-interest bearing and due on demand and, therefore, no interest expense has been recognized or is due. As of September 30, 2024 and March 31, 2024, the balance due to the related party was $108,667 and $109,043, respectively, all of which is included in current liabilities (See Note 4, Note 6, Note 8 and Note 10).

On November 1, 2023, the Company entered into a 54-month operating lease with a significant shareholder of the Company for office space for a base rent of $1,360 commencing January 1, 2024 (See Note 7).

NOTE 11 — SUBSEQUENT EVENTS

In preparing these financial statements, the Company evaluated events that occurred after the balance sheet date through January 27, 2025, which is the date the financial statements were available to be issued.

On December 31, 2024, the outstanding $200,000 subscription receivable from an officer was satisfied as follows: (i) a $100,000 reduction of the advances payable to the officer; and (ii) compensation expense of $100,000 to the officer for the calendar year ended December 31, 2024 (See Note 6, Note 10 and Note 11).

MEDICAL EXERCISE INC.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of:

Medical Exercise, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Medical Exercise, Inc. (the “Company”) as of March 31, 2024, the related statement of operations, changes in stockholders’ deficit and cash flows for the period from September 21, 2023 (Inception) to March 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2024, and the results of its operations and its cash flows for the period from September 21, 2023 (Inception) to March 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had a net loss and cash used in operations of $148,014 and $70,081 for the period from September 21, 2023 (Inception) to March 31, 2024, and a working capital deficit, accumulated deficit, and stockholders’ deficit of $126,342, $148,014 and $52,314 respectively, at March 31, 2024. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s Plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7326

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Property and Equipment Impairment Assessment

As described in footnote 4, “Property and Equipment” to the financial statements, the Company’s property and equipment, net balance was $72,114 at March 31, 2024. Long lived assets are tested for impairment if there are indicators of impairment. If the carrying value exceeds the asset’s undiscounted cash flows (recovery value), then there is an impairment measured as the amount by which the carrying value exceeds the fair value. The determination of property and equipment undiscounted cash flows (recovery value) and/or fair value requires management to make significant estimates and assumptions related to cash flow forecasts, discount rates or market values of assets. As disclosed by management, changes in these assumptions could have a significant impact on the recovery value and/or fair value of the property and equipment and the resulting impairment charges.

We identified the property and equipment impairment assessment as a critical audit matter. Auditing management’s judgments regarding the assumptions discussed above involved a high degree of subjectivity.

The primary procedures we performed to address this critical audit matter included (a) Gained an understanding of management’s process to value the property and equipment, (b) assessed the reasonableness of management’s market comparison approach to value the fixed assets for impairment testing purposes, (c) evaluated the reasonableness of management’s assumptions used in determining recovery value and fair value including comparative assets and discount rates, and (d) recomputed the recovery values or fair values or assessed management’s determinations, as applicable. We agreed with management’s impairment assessment.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
We have served as the Company’s auditor since 2024
Boca Raton, Florida
January 27, 2025

MEDICAL EXERCISE INC.

BALANCE SHEET

MARCH 31, 2024

Assets
Current assets:
Cash	$10,657
Total current assets	10,657
Property and equipment, net	72,114
Intangible assets, net	1,914
Total assets	$84,685
Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$17,831
Advances payable - related party	109,043
Contract liabilities	6,973
Deferred rent - related party	2,468
Sales tax payable	684
Total current liabilities	136,999

Commitments and contingencies - See Note 7

Stockholders’ deficit:

Common stock, no par value; 100,000,000 shares authorized; 12,062,000 shares issued and outstanding	96,200
Subscription receivable (5,000 shares)	(500)
Accumulated deficit	(148,014)
Total stockholders’ deficit	(52,314)
Total liabilities and stockholders’ deficit	$84,685

The accompanying notes are an integral part of the financial statements.

MEDICAL EXERCISE INC.

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 21, 2023 (INCEPTION) THROUGH MARCH 31, 2024

Revenues	$2,805
Cost of revenues	830
Operating profit	1,975

Operating expenses:
Payroll expense	29,599
Advertising	19,619
Depreciation and amortization	2,205
Impairment of property and equipment	47,772
Selling, general and administrative expenses	50,794
Total operating expenses	149,989
Loss from operations	(148,014)
Net loss before income taxes	(148,014)
Provision for income taxes	-
Net loss	$(148,014)

Net loss per share:
Basic and diluted	$(0.01)

Weighted average number of common shares outstanding:
Basic and diluted	11,791,766

The accompanying notes are an integral part of the financial statements.

MEDICAL EXERCISE INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM SEPTEMBER 21, 2023 (INCEPTION) THROUGH MARCH 31, 2024

	Common Stock		Subscription	Accumulated
	Shares	Amount	Receivable	Deficit	Total
Balance - September 21, 2023 (Inception)	-	$-	$-	$-	$-
Common shares issued to founders for equipment	11,700,000	60,000	-	-	60,000
Common shares issued for cash	362,000	36,200	(500)	-	35,700
Net loss	-	-	-	(148,014)	(148,014)
Balance - March 31, 2024	12,062,000	$96,200	$(500)	$(148,014)	$(52,314)

The accompanying notes are an integral part of the financial statements.

MEDICAL EXERCISE INC.

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 21, 2023 (INCEPTION) THROUGH MARCH 31, 2024

Cash Flows From Operating Activities:
Net loss	$(148,014)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation and amortization	2,205
Impairment of property and equipment	47,772
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	17,831
Contract liabilities	6,973
Deferred rent	2,468
Sales tax payable	684
Net cash used in operating activities	(70,081)

Cash Flows From Investing Activities:
Purchases of property and equipment	(14,255)
Purchases of intangible assets	(1,950)
Net cash used in investing activities	(16,205)

Cash Flows From Financing Activities:
Proceeds from issuance of common shares	35,700
Proceeds from related party advances	65,308
Repayments of related party advances	(4,065)
Net cash provided by financing activities	96,943

Net increase (decrease) in cash	10,657
Cash at beginning of year	-
Cash at end of year	$10,657

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$-
Cash paid for taxes	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Common shares issued to founders for equipment	$60,000
Property and equipment acquired by payment made by related party	$47,800

The accompanying notes are an integral part of the financial statements.

MEDICAL EXERCISE INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2024

NOTE 1 — NATURE OF OPERATIONS

Overview

Medical Exercise Inc. (the “Company”) is a provider of physical therapy services for individuals suffering from back or neck pain. The Company offers its services in one location (See Note 12). The Company’s fiscal year end is March 31. The Company, having originally incorporated as MedX Back Pain Clinics Inc on September 21, 2023, changed its name to Medical Exercise Inc. on November 5, 2024.

NOTE 2 — GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of March 31, 2024, the Company had cash of $10,657 and a working capital deficit (current liabilities in excess of current assets) of $126,342. During the period from September 21, 2023 (inception) through March 31, 2024, the net loss was $148,014 and net cash used in operating activities was $70,081. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year from the issuance of the financial statements.

During the period from September 21, 2023 (inception) through March 31, 2024, the Company received proceeds of $35,700 from the issuance of common shares and advances of $61,243, net of repayments, from a related party.

The Company has experienced net losses and negative cash flows from operations since inception. The Company’s ability to continue its operations is dependent upon its ability to obtain additional capital through public or private equity offerings, debt financings or other sources; however, financing may not be available to the Company on acceptable terms, or at all. The Company’s failure to raise capital as and when needed could have a negative impact on its financial condition and its ability to pursue its business strategy, and the Company may be forced to curtail or cease operations.

Management’s plans regarding these matters encompass the following actions: 1) obtain funding from new investors from a combination of debt and equity offerings in order to alleviate the Company’s working capital deficiency and 2) implement its business plan to increase revenues. The Company’s continued existence is dependent upon its ability to obtain additional funding sources and to develop profitable operations. However, the outcome of management’s plans cannot be determined with any degree of certainty.

Accordingly, the accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business for one year from the date the financial statements are issued. The carrying amounts of assets and liabilities presented in the financial statements do not necessarily purport to represent realizable or settlement values. The financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

As of the date of this report, the Company has terminated its operating lease and is currently looking for a new space. If the lack of a place to operate continues, this may have a material adverse effect on the Company’s results of future operations, financial position, liquidity, ability to raise capital and capital resources.

NOTE 3 — ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates in the accompanying financial statements include the valuation of property and equipment, depreciable lives of property and equipment, cost basis of non-monetary transactions with shareholders, valuation of stock-based compensation and the valuation allowance on deferred tax assets. Actual results may differ from these estimates.

MEDICAL EXERCISE INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2024

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 825-10, “Financial Instruments” (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The estimated fair value of certain financial instruments, including accrued expenses, contract liabilities, deferred rent and sales tax payable are carried at historical cost basis, which approximates their fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents at March 31, 2024. The Company maintains its cash in banks insured by the Federal Deposit Insurance Corporation in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. At March 31, 2024, the uninsured balance amounted to $0.

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants. The Company classifies assets and liabilities recorded at fair value under the fair value hierarchy based upon the observability of inputs used in valuation techniques. Observable inputs (highest level) reflect market data obtained from independent sources, while unobservable inputs (lowest level) reflect internally developed market assumptions. The fair value measurements are classified under the following hierarchy:

●	Level 1 – Quoted prices in active markets for identical assets or liabilities.

●	Level 2 – Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

●	Level 3 – Unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

Property and Equipment

Property and equipment consists of machinery and equipment and leasehold improvements and is recorded at cost. Repairs and maintenance costs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is recorded over the estimated useful lives of the related assets using the straight-line method, or, in the case of leasehold improvements, the lease term, if shorter. The estimated useful life for machinery and equipment is 5-10 years and 50 months for leasehold improvements.

Long-Lived Assets

The Company reviews its property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The test for impairment is required to be performed by management at least annually. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted operating cash flow expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

MEDICAL EXERCISE INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2024

Intangible Assets

Intangible assets with finite useful lives include website costs and are amortized on a straight-line basis over their estimated useful life of three (3) years. Such assets are reviewed for impairment when events or circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated undiscounted future cash flows expected to result from the use of an asset and its eventual disposition are less than its carrying amount. The amount of any impairment is measured as the difference between the carrying amount and the fair value of the impaired asset.

Income Taxes

The Company accounts for its income taxes in accordance with accounting principles generally accepted in the United States of America, which requires, among other things, recognition of future tax benefits and liabilities measured at enacted rates attributable to temporary differences between financial statement and income tax bases of assets and liabilities and to net tax operating loss carryforwards to the extent that realization of these benefits is more likely than not. The Company periodically evaluates the realizability of its net deferred tax assets. The Company’s policy is to account for interest and penalties relating to income taxes, if any, in “income tax expense” in its statements of operations and include accrued interest and penalties within “accrued liabilities” in its balance sheets, if applicable. For the period from September 21, 2023 (inception) through March 31, 2024, no income tax related interest or penalties were assessed or recorded.

Revenue Recognition and Contract Liabilities

The Company follows Accounting Standards Codification 606 (“ASC 606”). ASC 606 is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASC also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer purchase orders, including significant judgments.

Revenues consist of fees derived from individuals that receive treatment services on the Company’s MedX medical equipment for back and neck pain. The physical therapy services are provided immediately and/or over a period of time in the form of a treatment package (e.g., 6 to 12 treatments). Revenues for individual treatments are recognized on the day the service was provided.

The Company also offers treatment packages (which include a various number of treatments) for which a down payment is required in addition to future payments from the customer. At all times, the cash collected from a particular customer is at least equal to the services provided to date for that customer. Contract liabilities represent the amount of fees received in excess of the portion recognized as revenue and are included in current liabilities in the accompanying balance sheet. Contract liabilities shall be recognized in future revenues as the treatments are provided on a pro rata basis over the respective number of total treatments sold to a particular customer.

Cost of Revenues

Cost of revenues includes the costs for technicians to supervise usage of the Company’s medical equipment by individuals for treatment of their neck and back pain by which the Company generates revenues.

Advertising

The Company charges the costs of advertising to expense as incurred. Advertising costs were $19,619 for the period from September 21, 2023 (inception) through March 31, 2024.

MEDICAL EXERCISE INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2024

Stock-Based Compensation Expense

Stock-based compensation expense is measured at the grant date fair value of the award and is expensed over the requisite service period. For stock-based awards to employees, non-employees and directors, the Company calculates the fair value of the award on the date of grant using the Black-Scholes option pricing model, which includes variables such as the expected volatility of the Company’s share price, the exercise behavior of its grantees, interest rates, and dividend yields. These variables are projected based on the Company’s historical data, experience, and other factors. In the case of awards with multiple vesting periods, the Company has elected to use the graded vesting attribution method, which recognizes compensation cost on a straight-line basis over each separately vesting portion of the award as if the award was, in substance, multiple awards.

Leases

In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02, Leases (Topic 842). The updated guidance requires lessees to recognize lease assets and lease liabilities for most operating leases. In addition, the updated guidance requires that lessors separate lease and non-lease components in a contract in accordance with the new revenue guidance in ASC 606.

Under Topic 842, operating lease right of use (“ROU”) assets represents the right to use the leased asset for the lease term and operating lease liabilities are recognized based on the present value of future minimum lease payments over the lease term at commencement date. As most leases do not provide an implicit rate, the Company may utilize an incremental borrowing rate based on the information available at the adoption date in determining the present value of future payments. Lease expense for minimum lease payments is amortized on a straight-line basis over the lease term and is included in general and administrative expenses in the statements of operations.

Leases having a term of one year or less are considered short-term leases. For short-term leases, the Company has elected to not apply the recognition requirements for ROU assets and the related lease liabilities. Short-term leases are recognized on a straight-line basis over the lease term.

Net Loss per Common Share

Basic earnings (loss) per common share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period. Shares issued during the year are weighted for the portion of the year that they were outstanding. Except when the effect would be anti-dilutive, diluted earnings per share is computed in a manner consistent with that of basic earnings per share while giving effect to all potentially dilutive common shares that were outstanding during the period.

The computation of basic and diluted income (loss) per share excludes potentially dilutive securities when their inclusion would be anti-dilutive, or if their exercise prices were greater than the average market price of the common stock during the period.

There were no potentially dilutive securities outstanding during the periods presented.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, which simplifies the guidance on accounting for convertible debt instruments by removing the separation models for: (1) convertible debt with a cash conversion feature; and (2) convertible instruments with a beneficial conversion feature. As a result, the Company will not separately present in equity an embedded conversion feature in such debt. Instead, we will account for a convertible debt instrument wholly as debt, unless certain other conditions are met. We expect the elimination of these models will reduce reported interest expense and increase reported net income for the Company’s convertible instruments falling under the scope of those models before the adoption of ASU 2020-06. Also, ASU 2020-06 requires the application of the if-converted method for calculating diluted earnings per share and the treasury stock method will be no longer available. ASU 2020-06 is effective for fiscal years beginning after December 31, 2023. The adoption of this update did not have a material impact on its financial statements.

There are other various updates recently issued, most of which represented technical corrections to the accounting literature or application to specific industries and are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

MEDICAL EXERCISE INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2024

NOTE 4 — PROPERTY AND EQUIPMENT

On September 23, 2023, the Company issued 11,700,000 shares of common stock to a related party to acquire equipment including two lumbar machines having an aggregate value of $60,000 (See Note 8 and Note 11).

During the period from September 21, 2013 (inception) through March 31, 2024, the Company’s Chief Executive Officer paid $47,800 on behalf of the Company to acquire equipment. (See Note 6 and Note 11).

Due to the Company’s termination of its operating lease subsequent to the balance sheet date (See Note 12), but prior to the issuance of these financial statements, the Company reviewed its property and equipment, on an individual asset basis, for potential impairment as of March 31, 2024. As a result, the Company recognized aggregate impairment expense of $47,772 due to certain long-lived assets having a fair value less than their carrying value. For those assets for which an impairment was recognized, the asset was written down to its fair market value, the accumulated depreciation was eliminated, and the adjusted carrying amount shall be its new cost basis, which shall be depreciated over the remaining useful life of that asset.

Property and equipment and related accumulated depreciation are summarized in the table below:

March 31,
2024
Machinery and equipment	$72,664
Leassehold improvements	169
Less: accumulated depreciation	(719)
Property and equipment, net	$72,114

Depreciation expense was $2,169 for the period from September 21, 2023 (inception) through March 31, 2024.

NOTE 5 — INTANGIBLE ASSETS

Intangible assets and related accumulated amortization are summarized in the table below:

Website
Beginning balance at September 21, 2023	$-
Add: Additions	1,950
Less: Amortization	(36)
Less: Impairments	-
Carrying value at March 31, 2024	$1,914

Amortization expense was $36 for the period from September 21, 2023 (inception) through March 31, 2024.

Estimated future amortization expense for intangible assets is as follows.

Fiscal year
2025	$650
2026	650
2027	614
Total	$1,914

MEDICAL EXERCISE INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2024

NOTE 6 — ADVANCES – RELATED PARTY

During the period from September 21, 2013 (inception) through March 31, 2024, the Company received advances of $65,308 from and made repayments of $4,065 to the Company’s Chief Executive Officer. In addition, the officer paid $47,800 on behalf of the Company to acquire equipment. The advances are unsecured, non-interest bearing and due on demand and, therefore, no interest expense has been recognized or is due. As of March 31, 2024, the balance due to the related party was $109,043, all of which is included in current liabilities (See Note 4, Note 11 and Note 12).

NOTE 7 — COMMITMENTS AND CONTINGENCIES

Office Lease

On November 1, 2023, the Company entered into a 54-month operating lease with a related party founder for office space for a base rent of $1,360 commencing January 1, 2024 (See Note 11). The Company adopted ASC Topic 842, Leases upon inception of the lease. Since both parties (the lessor and the lessee) had the right to terminate the lease with 30 days’ notice, an evaluation was performed whether that termination provision impacts the lease term. According to ASC 842, if both parties can terminate the lease without penalty with 30 days’ notice, then the lease term is effectively only the non-cancelable period, which in this case is 30 days. The lease term would not include the full contractual period since both parties have the mutual right to terminate the lease at any time with minimal notice. Accordingly, the Company’s operating lease is treated as a month-to-month lease. The lease was terminated effective June 30, 2024 (See Note 12).

Rental expense of $6,548 for the period from September 21, 2023 (inception) through March 31, 2024 is included in selling, general and administrative expenses on the accompanying statement of operations.

Legal Matters

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. At March 31, 2024, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company’s operations and there are no proceedings in which any of the Company’s directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to the Company’s interest.

NOTE 8 — STOCKHOLDERS’ DEFICIT

Common Stock

On September 23, 2023, the Company issued 11,700,000 Founder shares of common stock to a related party to acquire equipment including two lumbar machines having an aggregate value of $60,000 (See Note 4 and Note 11). In accordance with the Securities and Exchange Commission Staff Accounting Bulletin Topic 5G, the equipment was recorded at its original cost basis to the transferor of $60,000.

From November 7, 2023 through March 31, 2024, the Company sold an aggregate of 362,000 shares of common stock for aggregate proceeds of $36,200, or $0.10 per share, resulting in net proceeds of $35,700 and a subscription receivable of $500.

At March 31, 2024, there were 12,062,000 shares of common stock outstanding.

MEDICAL EXERCISE INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2024

NOTE 9 — INCOME TAXES

The Company’s provision (benefit) for income taxes consists of the following United States federal and state components:

March 31,
2024
Deferred tax assets:
Net operating loss carryforwards	$30,003
Fixed assets and intangible assets	6,376
Deferred rent	626
Total deferred tax assets	37,005
Deferred tax liabilities:
Total deferred tax liabilities	-
Valuation allowance	(37,005)
Total deferred tax assets (liabilities)	$-

The deferred tax expense (benefit) is the change in the deferred tax assets and liabilities representing the tax consequences of changes in the amounts of temporary differences, net operating loss carryforwards and changes in tax rates during the year. The Company’s deferred tax assets and liabilities are comprised of the following:

March 31,
2024
Deferred tax assets:
Net operating loss carryforwards	$30,003
Fixed assets and intangible assets	6,376
Deferred rent	626
Total deferred tax assets	37,005
Deferred tax liabilities:
Valuation allowance	(37,005)
Total deferred tax assets (liabilities)	$-

As of March 31, 2024, the Company had U.S. federal net operating loss carryforwards of $118,378, all of which do not expire and are limited to 80% of taxable income in the year utilized. These net operating loss carryforwards may be used to offset future taxable income and thereby reduce the Company’s U.S. federal income taxes. Section 382 of the Internal Revenue Code of 1986 (the “Code”) imposes an annual limit on the ability of a corporation that undergoes a greater than 50% ownership change to use its net operating loss carry forwards to reduce its tax liability. If in the future the Company issues common stock or additional equity instruments convertible in common shares which result in an ownership change exceeding the 50% limitation threshold imposed by Section 382 of the Code, the Company’s net operating loss carryforwards may be significantly limited as to the amount of use in a particular year.

For U.S. purposes, the Company has not completed its evaluation of NOL utilization limitations under Internal Revenue Code, as amended (the “Code”) Section 382/383, change of ownership rules. If the Company has had a change in ownership, the NOL’s would be limited as to the amount that could be utilized each year, based on the Code or might be eliminated.

The Company has provided a full valuation allowance against its net deferred tax assets, since in the opinion of management based upon the earnings history of the Company; it is more likely than not that the benefits of these assets will not be realized.

MEDICAL EXERCISE INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2024

The Company complies with the provisions of FASB ASC 740-10 in accounting for its uncertain tax positions. ASC 740-10 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely that not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. Management has determined that the Company has no significant uncertain tax positions requiring recognition under ASC 740-10.

The Company is subject to income tax in the U.S., and certain state jurisdictions. The Company has not been audited by the U.S. Internal Revenue Service, or any states in connection with income taxes. The Company’s tax years generally remain open to examination for all federal and state tax matters until its net operating loss carryforwards are utilized and the applicable statutes of limitation have expired. The federal and state tax authorities can generally reduce a net operating loss (but not create taxable income) for a period outside the statute of limitations in order to determine the correct amount of net operating loss which may be allowed as a deduction against income for a period within the statute of limitations.

The Company recognizes interest and penalties related to unrecognized tax benefits, if incurred, as a component of income tax expense.

The significant elements contributing to the difference between income taxes at the effective United States federal statutory tax rate of 21% and the Company’s effective tax rate are as follows:

For the Year Ended
March 31,
2024
Income taxes expense (benefit) at the US federal statutory rate	(21.0)%
State tax rate, net of federal benefit	(4.3)%
Other	0.3%
Change in valuation allowance	25.0%
Income tax provision (benefit)	-%

NOTE 10 — CONCENTRATIONS

Concentration of Revenues

For the period from September 21, 2023 (inception) through March 31, 2024, the following customers accounted for 10% or more of the Company’s revenues.

For the Year Ended
March 31,
2024
Customer 1	28.6%
Customer 2	26.5%
Customer 3	23.8%
Customer 4	14.8%
Totals	93.7%

MEDICAL EXERCISE INC.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2024

NOTE 11 — RELATED PARTY TRANSACTIONS

On September 23, 2023, the Company issued 11,700,000 shares of common stock to a related party (the initial shareholder) to acquire equipment including two lumbar machines having an aggregate value of $60,000 (See Note 4 and Note 8).

During the period from September 21, 2013 (inception) through March 31, 2024, the Company received advances of $65,308 from and made repayments of $4,065 to the Company’s Chief Executive Officer. In addition, the officer paid $47,800 on behalf of the Company to acquire equipment. The advances are unsecured, non-interest bearing and due on demand and, therefore, no interest expense has been recognized or is due. As of March 31, 2024, the balance due to the related party was $109,043, all of which is included in current liabilities (See Note 4, Note 6 and Note 12).

On November 1, 2023, the Company entered into a 54-month operating lease with a significant shareholder of the Company for office space for a base rent of $1,360 commencing January 1, 2024 (See Note 7).

NOTE 12 — SUBSEQUENT EVENTS

In preparing these financial statements, the Company evaluated events that occurred after the balance sheet date through January 27, 2025, which is the date the financial statements were available to be issued.

From April 1, 2024 through December 3, 2024, the Company received advances of $131,750 from the Company’s Chief Executive Officer.

On May 29, 2024, the Company issued 3,000,000 shares of common stock to an officer in exchange for $300,000, or $0.10 per share, as follows: (i) a $100,000 reduction of the advances payable to the officer; and (ii) a subscription receivable of $200,000.

On May 30, 2024, the Company provided notice to the landlord to terminate its office space effective June 30, 2024. Subsequent to providing notice termination of the lease, the Company began the search for another location for its operations.

On May 31, 2024, the Company approved the return of 3,000,000 shares of common stock from a significant stockholder.

On June 6, 2024, the Company entered into a month-to-month lease for warehouse space in Ocala, Florida.

From June 26, 2024 through August 31, 2024, the Company sold an aggregate of 160,000 shares of common stock for an aggregate amount of $16,000, or $0.10 per share. As of the date of this report, net proceeds of $15,500 have been received and a subscription receivable of $500 remains outstanding.

On December 31, 2024, the outstanding $200,000 subscription receivable from an officer was satisfied as follows: (i) a $100,000 reduction of the advances payable to the officer; and (ii) compensation expense of $100,000 to the officer for the calendar year ended December 31, 2024.